Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF LOUISIANA
SHREVEPORT DIVISION

IN RE:	CASE NO. 04-13259

HOLLYWOOD CASINO	JOINTLY ADMINISTERED
SHREVEPORT, et al.
CHAPTER 11

Debtors

DEBTORS’ AMENDED DISCLOSURE STATEMENT FOR
AMENDED JOINT PLAN OF THE DEBTORS, HCS – GOLF COURSE LLC,
AND THE BONDHOLDERS COMMITTEE
DATED MARCH 3, 2005

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

TABLE OF CONTENTS

I.	INTRODUCTION

	A.	Disclosure Statement

	B.	Summary of Classification and Treatment of Claims and Interests

	C.	Who May Vote; Voting Procedures and Deadline

	D.	Confirmation Hearing

	E.	Overview of Chapter 11

II.	THE BUSINESS

	A.	Existing Business Operations

	B.	Company History and General Background

	C.	Long Term Debt

	D.	Acquisition of Hollywood Casino Corporation by Penn National

III.	KEY EVENTS LEADING TO THE RESTRUCTURING

	A.	Defaults Under Notes

	B.	Analysis of Restructuring Alternatives

	C.	Involuntary Petition

	D.	Eldorado Agreement

IV.	SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

	A.	Continuation of Business

	B.	“First Day” Orders

	C.	Appointment of Creditors Committees

	D.	Appointment of a Mediator

	E.	Black Diamond’s January 28, 2005 Revised Offer

	F.	Actions Against Black Diamond

	G.	Bar Date

V.	THE PLAN OF REORGANIZATION

	A.	Introduction

	B.	Assets Available for Distribution

	C.	Overall Structure of the Plan

	D.	Classification and Treatment of Claims and Equity Interests Under the Plan (Article IV of the Plan)

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	E.	Implementation of the Plan (Article VI of the Plan)

	F.	Distribution (Article VII of the Plan)

	G.	Corporate Governance (Article VIII of the Plan)

	H.	Executory Contracts and Unexpired Leases (Article IX of the Plan)

	I.	Other Plan Provisions

VI.	SECURITIES TO BE ISSUED UNDER THE PLAN

VII.	CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY

	A.	Certain Bankruptcy Law Considerations and Risks

	B.	Factors and Risks Affecting the Reorganized Debtors

VIII.	HOW TO VOTE ON THE PLAN

	A.	Classes Impaired Under the Plan; §1126(e)

	B.	Voting Procedures

IX.	CONFIRMATION AND EFFECTIVENESS OF THE PLAN

	A.	Confirmation Hearing

	B.	Requirements for Confirmation of the Plan

	C.	Effective Date of the Plan

X.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

	A.	Liquidation Under Chapter 7

	B.	Alternative Plan of Reorganization

XI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

	A.	General

	B.	Certain Federal Income Tax Consequences to Holders of Claims

	C.	Certain Federal Income Tax Consequences to Holders of New Notes

	D.	Certain Federal Income Tax Consequences to Holders of Noteholder Newco Interests

	E.	Certain Federal Income Tax Consequences to HCS

XII.	EXEMPTION FROM SECURITIES ACT REGISTRATION

	A.	Issuance of New Securities Pursuant to the Plan

	B.	Subsequent Transfer of Securities Issued Under the Plan

XIII.	ADDITIONAL SEC DISCLOSURE

XIV.	CONCLUSION

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EXHIBITS

•                       The Plan – Exhibit A

•                       Reorganized HCS 2005-2009 Business Plan (the “Projections”) – Exhibit B

•                       Valuation - Exhibit C

•                       Liquidation Analysis – Exhibit D

•                       HCS Form 10-Q for the fiscal year period ended September 30, 2004 – Exhibit E

•                       Prepetition Corporate Organization Chart – Exhibit F

•                       Post-Effective Date Corporate Organization Chart – Exhibit G

•                       Post-Investor Closing Organization Chart  – Exhibit H

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I.                                         INTRODUCTION

In this Disclosure Statement, the “Debtors,” the “Reorganized Debtors,” and the “Company,” refer to, collectively, Hollywood Casino Shreveport, Shreveport Capital Corporation, HCS I, Inc., HCS II, Inc., and HWCC-Louisiana, Inc.

A.                                    Disclosure Statement

This Disclosure Statement has been prepared and is being transmitted by the Debtors Hollywood Casino Shreveport (“HCS”), Shreveport Capital Corporation (“SCC”), HCS I, Inc. (“HCS I”), HCS II, Inc. (“HCS II”), and HWCC-Louisiana, Inc. (“H.L.”), their non-debtor affiliate HCS – Golf Course, LLC, and the “Bondholder Committee” appointed in the Chapter 11 Cases by the United States Trustee, under Section 1125 of the Bankruptcy Code, to holders of claims against the Debtors in connection with the solicitation of acceptances of the Joint Plan of the Debtors, HCS – Golf Course LLC, and the Bondholder Committee proposed March 3, 2005 (the “Plan”), filed with the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division (the “Bankruptcy Court”).  The hearing to consider confirmation of the Plan (the “Confirmation Hearing”) is scheduled for [           , 2005, at  :    .m.], Central Time.  A copy of the Plan is attached hereto as Exhibit A.

On August 30, 2004, HCS announced that, in connection with an Ad Hoc Committee of holders of its Debt Securities, it had reached an agreement with Eldorado Resorts LLC (“Eldorado”) providing for Eldorado’s acquisition of a controlling interest in the Company.  This agreement was subject to bankruptcy court approval under a “pre-packaged” chapter 11 case that the Company intended to file in November, 2004.  On September 10, 2004, before HCS finalized the pre-bankruptcy stage of the Eldorado transaction, a group of creditors filed an involuntary petition under chapter 11 of the Bankruptcy Code against HCS.  On October 5, 2004, HCS filed an answer to the involuntary petition and a motion to suspend or dismiss the involuntary case because, among other reasons, it believes the case was filed in bad faith.

On October 30, 2004, HCS agreed to entry of an order for relief under chapter 11.  On the same day that HCS consented to entry of the order for relief, the other Debtors filed voluntary petitions (the “Voluntary Petition Date”) for relief under chapter 11 in the Bankruptcy Court.  The chapter 11 cases of all the Debtors are being jointly administered.

This Disclosure Statement describes certain aspects of the Plan, the Debtors’ operations, significant events in the Debtors’ Chapter 11 Cases, and other related matters.

Capitalized terms used but not defined herein have the meaning set forth in the Plan.

The information contained in this Disclosure Statement is included solely for purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose.

All creditors are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan.  Plan summaries in this Disclosure Statement are qualified in their entirety by the Plan and the exhibits and schedules annexed to the Plan and this Disclosure Statement or filed in the Plan Supplement.  The statements contained in this Disclosure Statement are made only as of the date hereof.  There can be no assurance that the statements will be correct at any later time.

This Disclosure Statement has been prepared, approved, and distributed in accordance with Section 1125 of the Bankruptcy Code, Rule 3016(b) of the Federal Rules of Bankruptcy Procedure, and Rule 3016-2 of the Local Bankruptcy Rules of the Bankruptcy Court and not necessarily in accordance with federal or state securities laws or other non-bankruptcy law.  This Disclosure Statement has been neither approved nor disapproved by the Securities and Exchange Commission (the “SEC”) or the Louisiana Gaming Control Board (“LGCB”), nor has the SEC or LGCB passed upon the accuracy or adequacy of the statements contained herein.  Anyone purchasing, selling or transferring securities or claims of the Debtors should evaluate this Disclosure Statement and the Plan in light of the purpose for which they were prepared.

This Disclosure Statement is not and may not be construed as an admission of any fact or liability, stipulation or waiver in contested matters, adversary proceedings or other actions or threatened actions, but rather as a statement made in settlement negotiations.  This Disclosure Statement shall not be admissible in any non-bankruptcy proceeding nor shall it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to holders of claims against, or equity interests in, the Debtors.

The general partners in Hollywood Casino Shreveport and the Board of Directors of each of the other Plan Proponents recommend unanimously that all creditors entitled to vote submit ballots to accept the Plan.

B.                                    Summary of Classification and Treatment of Claims and Interests

The following table briefly summarizes the classification and treatment of claims and equity interests under the Plan.  For more detail about the Plan, see Section V, “The Plan of Reorganization.”

Class	Description of Claims or Interests in Class	Treatment Under the Plan

— Postpetition Claims	Necessary costs and expenses of the bankruptcy estates and, in the case of HCS, claims incurred after the HCS Petition Date but before entry of the order for relief.	Paid in full in cash.

— Priority Tax Claims	Federal, state and local governmental tax claims entitled to priority under Bankruptcy Code § 507(a)(8).	Paid in full in cash.

Class 1 - Other Priority Claims Estimated Allowed Amount: $0 Estimated Recovery: 100%	Unsecured claims, other than Postpetition Claims and Priority Tax Claims, entitled to priority under Bankruptcy Code § 507(a).	Paid in full in cash.

Class	Description of Claims or Interests in Class	Treatment Under the Plan

Class 2 - Other Secured Claims (Each Other Secured Claim shall constitute a separate Class numbered 2.1, 2.2, 2.3 and so on) Estimated Recovery: 100%	Secured claims other than First Mortgage Note Claims and Senior Secured Note Claims.

At HCS’s option (a) the claim will be paid in full in cash together with interest and reasonable fees, costs or charges, if any, allowable under Bankruptcy Code § 506(b), (b) the holder of the claim will receive the Collateral securing the claim, or (c) the Class will be treated in any other manner that will leave it “unimpaired.”

Class 3 – First Mortgage Note Claims Estimated Allowed Amount: $81,000,000 Estimated Recovery: 100%	Secured claims under First Mortgage Notes	Each holder of an Allowed First Mortgage Note Claim will receive a principal amount of New Notes equal to its Allowed First Mortgage Note Claim.

Class 4 – Senior Secured Note Claims Estimated Allowed Amount: $24,000,000 Estimated Recovery: 100%	Secured claims under Senior Secured Notes	Each holder of an Allowed Senior Secured Note Claim will receive a principal amount of New Notes equal to its Allowed Senior Secured Note Claim.

Class 5 – Note Deficiency Claims Estimated Allowed Amount: $132,521,000 Estimated Recovery: 30.6%	Unsecured claims under First Mortgage Notes

Each holder of an Allowed Claim in Class 5 shall receive its pro rata share, based on the Allowed amount of its Class 5 claim, of: (i) $140,000,000 principal amount of New Notes less the amount of New Notes to be distributed to holders of claims in Classes 3 and 4 and (ii) the Noteholder Newco Interests.

Class 6 – Reserved	N/A	N/A

Class 7 – HCS General Unsecured Claims Estimated Allowed Amount: $13,000,000 Estimated Recovery: 33.3%	Unsecured claims against HCS other than HCS Convenience Claims, HCS Assumed Claims and deficiency claims under the First Mortgage Notes and Senior Secured Notes.	Each holder of an Allowed HCS General Unsecured Claim will receive one-third of the Allowed amount of its claim in cash.

Class 8 – HCS Convenience Claims Estimated Allowed Amount: $100,000 Estimated Recovery: 100%

HCS General Unsecured Claims of a single holder of a type that would otherwise be included in Class 7 that are either (i) $7,500 or less in the aggregate or (ii) greater than $7,500 in the aggregate but as to which the holder thereof has made a Convenience Class Election.

Paid in full in cash.

Class 9 – HCS Assumed Claims	General Unsecured Claims against HCS that are Assumed Liabilities under the Investment Agreement	Honored in the ordinary course of business.

Class	Description of Claims or Interests in Class	Treatment Under the Plan

Class 10 – Other Unsecured Claims and Intercompany Claims Estimated Recovery: 0%	Unsecured claims against Debtors other than HCS and [Intercompany Claims]	Holders of claims in this Class will not receive or retain any property or interest in property on account thereof.

Class 11 – Subordinated Claims Estimated Recovery: 0%	Claims subordinated under Section 510(b) or 510(c) of the Bankruptcy Code.	Holders of claims in this Class will not receive or retain any property or interest in property on account thereof.

Class 12 – Old Equity Securities Estimated Recovery: 0%	Equity securities of the Debtors other than SCC.

These equity securities and all related claims will be cancelled under the Plan. Holders of equity securities and related claims in this Class will not receive or retain any property or interest in property on account thereof.

Class 13 – SCC Equity Securities Estimated Recovery: 100%	Equity securities of SCC.	Reorganized HCS shall continue to hold 100% of the SCC Equity Securities, which equity securities will continue to be evidenced by the existing stock certificates held by HCS.

The foregoing is only a summary of the Plan’s classification and treatment of claims and interests and is qualified in its entirety by the full text of the Plan.  Please refer to Section V, the “Plan of Reorganization,” and the text of the Plan in Exhibit A.  The Plan will control in the event of any discrepancy between the Plan and any summary or description herein.

C.                                    Who May Vote; Voting Procedures and Deadline

Only holders of claims in Class 3 (First Mortgage Note Claims), Class 4 (Senior Secured Note Claims), Class 5 (Note Deficiency Claims), and Class 7 (HCS General Unsecured Claims) are entitled to vote to accept or reject the Plan.  Class 10 (Other Unsecured Claims and Intercompany Claims), Class 11 (Subordinated Claims) and Class 12 (Old Equity Securities) are impaired under the Plan, but since holders in these Classes will not receive any distributions, they are deemed to reject the Plan under Section 1126 of the Bankruptcy Code.  All other claims are unimpaired under the Plan, and their holders are deemed to accept the Plan under Section 1126 of the Bankruptcy Code.

Please carefully read the instructions for voting contained in the Ballot and in Section VIII, “How to Vote on the Plan.”

[          , 2005] at 4:00 p.m. (Central Time) has been established as the record date for voting on the Plan.  Only holders of claims as of the record date that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

[        , 2005] at 4:00 p.m.  (Central Time) is the deadline for voting on the Plan.  If the Voting Agent does not receive your vote by the Voting Deadline, it will not be counted.  If your securities are held in “street name,” please return the Ballot to your nominee in sufficient time to allow the nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline.  The Voting Agent will not accept faxed ballots or ballots submitted electronically.

If you are a holder of a claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call the Voting Agent or your nominee.

If you have any questions about the voting procedures for voting your claim or the packet of material you received, please contact the Voting Agent:

Robert L. Berger & Associates, LLC

(Hollywood Casino Shreveport)

16161 Ventura Blvd.

PMB #606

Encino, CA 91436-2588

(818) 906-8300

D.                                    Confirmation Hearing

The Confirmation Hearing will be held on [         , 2005 at        .m.], Central Time, before the Honorable Stephen V. Callaway, U.S. Court House, 300 Fannin Street, Shreveport, LA 71101.   The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  Objections, if any, to confirmation of the Plan must be filed, together with a proof of service, with the Bankruptcy Court at Office of the Clerk of the Court, Suite 2201, 300 Fannin Street, Shreveport, LA 71101 and served so that they are RECEIVED on or before [                , 2005], at 4:00 p.m. (Central Time) by the following parties (the “Notice Parties”) with a courtesy copy delivered directly to Chambers of Judge Callaway at the address set forth above:

Counsel for the Debtor:

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

300 S. Grand Avenue, Suite 3400

Los Angeles, California 90071-3144

(213) 687-5000

Attn:  Richard Levin, Esq.

-and-

JONES, WALKER, WAECHTER, POITEVAENT

CARRORE & DENOGRE, L.L.P.

St Charles Place

201 St. Charles Avenue

New Orleans, LA 70170

Attn: R. Patrick Vance, Esq.

Counsel to the Bondholder Committee:

MILBANK, TWEED, HADLEY & MCCLOY LP

601 South Figueroa Street

Los Angeles, California 90071

Attn:  Robert Jay Moore, Esq.

Counsel to the Non-bondholder Committee

HELLER, DRAPER, HAYDEN, PATRICK & HORN, L.L.C.

650 Poydras Street, Suite 2500

New Orleans, LA 70130

Attn:  William H. Patrick, III, Esq.

Counsel to the Plan Sponsors:

MCDONALD CARANO WILSON LLP

100 West Liberty Street, 10th Floor

Reno, NV 89501

Attn:  A.J. Hicks, Esq.

Office of the United States Trustee

United States Trustee

100 W. Capitol Street, Suite 706

Jackson, MS 39269

Attn:  Ronald H. McAlpin, Esq.

For a description of the requirements for confirmation, see Section IX, “Confirmation and Effectiveness of the Plan.”

E.                                      Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor may reorganize its business for the benefit of itself, its creditors and equity interest holders.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the petition filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The confirmation and consummation of a plan is the principal objective of a chapter 11 case.  The plan sets forth the means for satisfying or discharging claims against and interests in a debtor.  The bankruptcy court’s confirmation of a plan makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder.  Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose before the effective date of the plan and substitutes for the debt the obligations specified under the confirmed plan.

A disclosure statement explains the plan and the financial consequences resulting from consummation of a plan.  Before a plan proponent may solicit acceptances of its plan, the bankruptcy court must have approved a disclosure statement as containing adequate information, and the disclosure statement must be distributed to the voting classes.

No court has made a determination as to the merits of the Plan described in this Disclosure Statement, and the Plan’s terms are not yet effective.

II.                                     THE BUSINESS

A.                                    Existing Business Operations

The Hollywood Casino Shreveport resort consists of a 403-room, all-suite, art deco-style hotel, and a three-level riverboat dockside casino.  The casino contains approximately 59,000 square feet of space with approximately 1,423 slot machines and 71 table games.

The centerpiece of the resort is a 170,000 square foot land-based pavilion housing numerous restaurants and entertainment amenities.  An 85-foot wide seamless entrance connects the casino to the land-based pavilion on all three levels resulting in the feel of a land-based casino.  Amenities include the Fairbanks® gourmet steakhouse, the Hollywood Epic Buffet®, the Hollywood Diner, the Hollywood Director’s Club and the Hollywood Celebrity Lounge, a spa and the Hollywood Casino Studio Store®, which features themed and logo merchandise.  Hollywood Casino Shreveport also features the Hollywood Casino Corporation’s unique Hollywood theme throughout its gaming, dining and entertainment facilities.

Hollywood Casino Shreveport is located in Shreveport, Louisiana, which is 190 miles east of Dallas, Texas.  Its principal target markets are the Shreveport/Bossier cities and the communities in Western Louisiana and the Dallas-Fort Worth area and communities in East Texas.

Hollywood Casino Shreveport is owned by the HCS general partnership. HCS owns a 100% equity interest in SCC and HCS – Golf Course, LLC.  HCS I has an effective 99% interest in HCS and is its managing general partner, and HCS II has an effective 1% interest in HCS.  Shreveport Paddlewheels, L.L.C., a Louisiana limited liability company that is not otherwise affiliated with any of the Debtors (“Paddlewheels”), has a residual interest in HCS.  H.L. owns 100% of the equity of HCS I and HCS II.  Hollywood Casino Corporation (“HCC”) (HCC is not a debtor) owns 99% of H.L. and HWCC-Holdings, Inc. (which is not a debtor) owns 1 % of H.L.  A corporate chart showing the current corporate structure of the Debtors and their affiliates is attached hereto as Exhibit F.  HCS operates Hollywood Casino Shreveport under a management agreement with HWCC-Shreveport, Inc., a wholly owned subsidiary of HCC.

The Company’s most recent Form 10-Q, which contains, among other things, the Company’s most recently disclosed financial statements is attached hereto as Exhibit E.

B.                                    Company History and General Background

The general partnership that is now known as Hollywood Casino Shreveport was originally formed in May 1992 for the purpose of developing and operating a riverboat casino in New Orleans, Louisiana.  Originally named Queen of New Orleans at the Hilton Joint Venture (“QNOV”), the partnership was 50%-owned by Hilton New Orleans Corporation (“Hilton”) and 50%-owned by New Orleans Paddlewheels, Inc.  (“NOP”).  Hilton and NOP are collectively referred to herein as the “former partners.”  QNOV’s riverboat operations in New Orleans commenced in February 1994 and were discontinued in October 1997.

During October 1996, QNOV received approval from state gaming authorities to relocate its license to operate in New Orleans to the City of Shreveport, Louisiana, but in 1997 QNOV decided not to conduct gaming operations in Shreveport.  The former partners sought to transfer the license to operate in Shreveport to other interested parties.  Under Louisiana gaming regulations, the license to operate a riverboat gaming operation is not transferable; however, the ownership of an entity licensed to operate is transferable, subject to the approval of the Louisiana Gaming Control Board (the “LGCB”).  Accordingly, the transfer of the license to operate in Shreveport was structured as the acquisition of the former partners of QNOV, and the original partnership agreement was amended on September 22, 1998 to include as partners in what is now referred to as HCS the following companies: H.L.; Sodak Louisiana, L.L.C.  (“Sodak”), a Louisiana limited liability company; and Paddlewheels.  The former partners disposed of QNOV’s assets other than its license to operate and satisfied all but one of its obligations so that when the former partners withdrew from the partnership on September 22, 1998, QNOV’s had its license to operate in Shreveport but had no assets, and its only liability was a $5 million obligation to the City of New Orleans.

In consideration for the transactions decribed above, Paddlewheels received the right to receive approximately 1% of the casino’s net revenues (“Complex Net Revenues”) and a residual partnership interest in HCS, which is described below.  HCS was also required to enter into a Marine Services Agreement with Paddlewheels, whereby HCS became obligated to pay a monthly fee of $30,000 to Paddlewheels.  (Effective July 10, 2003, HCS suspended payments under the agreements to Paddlewheels due to the event of default under the Debt Securities).

Upon admission of the new partners, HCS proceeded with entirely new plans to develop, own and operate a riverboat gaming complex to be constructed in Shreveport.  The Hollywood Casino Shreveport was completed and opened on December 20, 2000.  Before opening, HCS had no operating activities other than development, financing and construction activities with respect to the casino.

It was originally anticipated that HCS would develop the casino with each of H.L. and Sodak having a 50% interest in the development and subsequent operations.  Once operations commenced, Paddlewheels was to have a residual interest, in the event that the project was ever sold, amounting to 10% of net proceeds after payment of outstanding debt plus any capital contributions made by Paddlewheels to HCS or otherwise credited to its account.  On March 31, 1999, H.L. entered into a definitive agreement with Sodak’s parent to acquire Sodak for the $2.5 million Sodak had contributed to HCS, with $1,000 paid at closing and the remainder paid by H.L. in June 2001.  The revised structure of the partnership was approved by the LGCB on April

20, 1999.  During July 1999, Sodak was merged into H.L.  As a result, H.L. obtained an effective 100% ownership interest in HCS with Paddlewheels retaining only its 10% residual interest.

Also during July 1999, H.L. formed two new, wholly owned subsidiaries, HCS I and HCS II, both Louisiana corporations.  H.L. contributed $1,000 of capital to each entity, along with 99% of its interest in HCS to HCS I and the remaining 1% to HCS II.  In addition, the HCS joint venture agreement was amended and restated on July 21, 1999, to reflect, among other things, the admission of HCS I and HCS II as partners of HCS and the withdrawal of H.L. as managing partner of HCS.  As a result, HCS I now has an effective 99% interest in HCS and has become its managing general partner.  HCS II now has an effective 1% interest in HCS.  HCS I and HCS II also assumed the obligation to pay Paddlewheels 1% of Complex Net Revenues.  Paddlewheels retained its 10% residual interest in HCS.  The revised partnership structure was approved by the LGCB on July 20, 1999.  H.L. contributed an additional $300,000 to HCS through HCS I and HCS II in July 1999.  Once HCS secured financing for the Shreveport Casino, H.L. contributed an additional $43.7 million to HCS through HCS I and HCS II.  H.L. also loaned $1 million to Paddlewheels which Paddlewheels contributed to HCS.  H.L. made additional capital contributions to HCS through HCS I and HCS II of $8.7 million in May 2001 and $5.9 million in December 2000.  H.L. used capital contributions from HCC, H.L.’s parent, to make the capital contributions to its subsidiaries and the loan to Paddlewheels.

Additionally, in July 1999, HCS formed a new, wholly owned subsidiary, SCC, a Louisiana corporation.  HCS contributed $1,000 of capital to SCC, which was formed for the sole purpose of being a co-issuer with respect to the First Mortgage Notes issued in August, 1999 and subsequently became a co-issuer with respect to the $39 million of Senior Secured Notes issued in June, 2001.  SCC does not have any operating activities, own any assets or have any other liabilities.

In November 2002, H.L. issued additional shares of its common stock to HWCC-Holdings, Inc. (“Holdings”), a wholly owned subsidiary of HCC which was not subject to certain restrictions on making investments under HCC’s then-existing loan agreements.  The initial stock purchase in the amount of $.3 million, together with subsequent capital contributions of $1.8 million in December 2002, were contributed by Holdings through HCS I and HCS II, to HCS for working capital needs.  Subsequent to December 31, 2002, an additional $.8 million was contributed by Holdings through HCS I and HCS II to HCS.

HCS—Golf Course, LLC, a Delaware limited liability company, was formed in 2000 to own an eventual 50% interest in Shreveport Golf Company, a joint venture formed to develop and operate a golf course to be used by patrons of the casino.  Given the difficult market conditions, the partners in the golf course provided notice in April 2002 that they were terminating the lease for the land on which the golf course would have been constructed.  This entity does not have any current operating activities, own any assets or have any liabilities.

C.                                    Long Term Debt

The Debtors’ primary long term debt obligations are obligations under the First Mortgage Notes and Senior Secured Notes.

1.              First Mortgage Notes

On August 10, 1999, HCS and SCC issued $150 million principal amount of First Mortgage Notes.  The First Mortgage Notes are secured by, among other things, (1) a first priority security interest in substantially all of the assets that comprise Hollywood Casino Shreveport other than certain assets that secure the Senior Secured Notes and up to $6 million in assets that may be acquired with future equipment financing; (2) a collateral assignment of HCS’s interest in the principal agreements under which it was constructed and is currently operated and managed; and (3) a collateral assignment of certain licenses and permits with respect to the operation and management of the casino.  In addition, the First Mortgage Notes are guaranteed on a senior secured basis by H.L., HCS I and HCS II.

Under Louisiana law a lien cannot be granted on the gaming license.  Additionally, the Plan Proponents do not believe that their cash on hand is subject to the liens of the holders of the First Mortgage Notes.  Therefore, the Plan Proponents believe that the gaming license and cash are unencumbered.

2.              Senior Secured Notes

On June 15, 2001, HCS and SCC issued $39 million principal amount of Senior Secured Notes.  The Senior Secured Notes are secured by, among other things, (1) a first priority security interest in certain furniture, fixtures, and equipment acquired prior to the opening of the casino for $30 million and (2) a security interest on an equal basis in up to $10 million of the collateral that secures the First Mortgage Notes.  The furniture, fixtures and equipment in (1) above were obtained with the proceeds from the capital lease obligations retired with a portion of the proceeds from the Senior Secured Notes.

For the reasons set forth above, the Company believes that HCS’s gaming license and cash on hand are not subject to the liens of the holders of Senior Secured Notes.

D.                                    Acquisition of Hollywood Casino Corporation by Penn National

Hollywood Casino Corporation (the then-ultimate parent of HCS, H.L. and SCC), Penn National Gaming, Inc., a Pennsylvania corporation (“Penn National”), and P Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Penn National, entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2002, pursuant to which, and subject to the conditions thereof, HCC would become a wholly owned subsidiary of Penn National through the merger of P Acquisition Corp. with and into HCC.  Effective with the close of business on February 28, 2003, this transaction was consummated, and Penn National completed the acquisition of HCC and its subsidiaries, including HCS.

III.                                 KEY EVENTS LEADING TO THE RESTRUCTURING

A.                                    Defaults Under Notes

The indentures governing the Debt Securities required the issuers to make an offer to purchase the Debt Securities at 101% of the principal amount thereof within ten days of the occurrence of a “Change of Control” as defined in the indentures.  A “Change of Control”

occurred under the indentures as a result of the consummation of the merger of a wholly owned subsidiary of Penn National with and into Hollywood Casino Corporation.

As a result of the pending acquisition of Hollywood Casino Corporation by Penn National, during the first quarter of 2003, a group of holders of First Mortgage Notes and Senior Secured Notes formed the Ad Hoc Committee and engaged Milbank, Tweed, Hadley & McCloy, LLP, as counsel.  On March 14, 2003, HCS was notified that it had 60 days from receipt of the notice to cure the failure to offer to purchase the Debt Securities or an event of default would occur under the indentures.  HCS determined that it did not have the liquidity to repurchase the Debt Securities.  Accordingly, neither HCS nor SCC made a Change of Control offer to purchase the Debt Securities within the 60 days.  The Debt Securities are non-recourse to HCC and to Penn National, neither of which elected to advance funds to the issuers to fund the purchase.  Thereafter, counsel to the Ad Hoc Committee notified HCS in May 2003 that a default had occurred under the indentures.  In addition, HCS did not make the August 1, 2003, February 1, 2004, August 1, 2004 and February 1, 2005 interest payments of approximately $12.3 million each, which were due on the Debt Securities.

B.                                    Analysis of Restructuring Alternatives

During the period after the May, 2003 event of default, HCS entered into negotiations with the Ad Hoc Committee regarding a possible restructuring of the Debt Securities.  To facilitate meaningful discussions, members of an Ad Hoc Committee sub-group entered into confidentiality agreements with HCS to enable them to receive material non-public information from HCS.  This sub-group is referred to as the “Restricted Noteholder Group,” because under applicable securities laws, the receipt of material non-public information may restrict trading the Debt Securities.  Initially, TCW Shared Opportunity Fund IV, L.P. and AIG Global Investment Corp., a member of American International Group, Inc., were the only members of the Restricted Noteholder Group.  Later, upon its request, Black Diamond entered into a confidentiality agreement with HCS and participated in restricted meetings with the Restricted Noteholder Group.  To assist the Ad Hoc Committee in evaluating its alternatives, in June, 2003, the Ad Hoc Committee engaged CIBC World Markets Corp. as financial advisors.

After negotiations during the summer and early fall of 2003, HCS and the Ad Hoc Committee reached an agreement in principle that commencing a sales process was in the best interests of HCS and the holders of its Debt Securities (“Noteholders”) and other creditors.  In November 2003, HCS retained Libra Securities, LLC as its exclusive financial advisor in connection with a possible sale or debt restructuring transaction. The parties then worked towards negotiating the terms of a mutually acceptable sale process.  The indentures governing the Debt Securities provide that maturity, principal or interest can be modified only by unanimous consent of all Noteholders.  HCS and the Ad Hoc Committee therefore anticipated that any restructuring or sale would be effected through a chapter 11 case, which would be a “prepackaged” or “prenegotiated” case if agreement were reached on the form of the restructuring or sale.

On February 3, 2004, HCS announced that the Board of Directors of HCS I, its managing general partner, had authorized a process that it hoped would result in the sale or other disposition of Hollywood Casino Shreveport and authorized Libra to contact potential acquirers.

At the time, Penn National representatives sat on the Board, and Penn National had not yet decided whether to participate in the process as a bidder.  Therefore, the Board created an independent Board committee, consisting only of directors not affiliated with Penn National, to manage the auction process and review and negotiate all acquisition proposals.

Toward the end of February, 2004, Libra sent letters inviting expressions of interest to enter into a transaction with HCS to parties that Libra, in consultation with the Ad Hoc Committee’s financial advisor, identified as potential transaction partners.  Based on initial expressions of interests, 11 parties entered into confidentiality agreements and were provided the opportunity to conduct due diligence.  After initial due diligence, nine entities expressed continuing interest.  Those nine and Penn National were sent invitations to bid.  Thereafter, two additional entities expressed interest in making bids and were sent invitations to bid.  The bid deadline was June 4, 2004.

Ultimately, HCS received seven bids.  The four most competitive bidders were invited to make presentations on June 15, 2004 to HCS, the Restricted Noteholder Group (including participation by Black Diamond) and their advisors.

At the end of the June 15 meeting, HCS, in consultation with the Ad Hoc Committee, decided that the two most competitive bids each had different advantages and that the best means to coax out the better bid would be to ask these bidders to submit revised best and final bids by July 6, 2004. Within two days after the June 15 meeting, Black Diamond secretly approached one of the competing bidders about financing its bid.  When the bidder promptly informed the Ad Hoc Committee’s financial advisor of these discussions, the Ad Hoc Committee’s advisors expressed their concerns to Black Diamond and the bidder about a potential conflict.

Black Diamond subsequently reassured the Ad Hoc Committee that it had decided not to become a bidder.  As a result, Black Diamond was permitted to continue to participate in the Restricted Noteholder Group and to continue to receive confidential information from both HCS and the advisors to the Ad Hoc Committee.

The two final bidders submitted their best and final bids, which were shared with Black Diamond. A few days later, after Black Diamond again confirmed that it would not be a bidder, HCS, again in consultation with the Ad Hoc Committee including Black Diamond, invited one of those bidders to begin negotiation of final documents.

While negotiations were ongoing with the lead bidder, Black Diamond made an unsolicited, non-binding proposal of its own.  Although HCS and the Ad Hoc Committee were surprised by the proposal, they requested additional information in an attempt to evaluate the bid fairly.  A limited dialogue ensued with HCS and the Ad Hoc Committee, during which Black Diamond revised its bid and the Ad Hoc Committee communicated an acceptable alternative bid to Black Diamond for its consideration.  Black Diamond also confirmed that it had lured the other final bidder to join its bid.

Meanwhile, HCS’s gaming license was set to expire on October 14, 2004, unless renewed.  During the period when HSC was obtaining initial bids, representatives of the Louisiana Office of State Police, Gaming Division and Louisiana Department of Justice, Gaming

Division expressed concerns about HCS’s ability to obtain renewal of its gaming license without evidence of financial suitability, which might be satisfied by a binding agreement with a suitable transaction partner.  The LGCB’s last scheduled hearing before the October 14 license expiration was set for September 14.  To make a presentation to the LGCB to extend the license, HCS needed a binding agreement by September 1, so that the gaming regulatory authorities could evaluate the agreement and place it before the LGCB sufficiently in advance of the hearing.

At the same time, the lead bidder was becoming increasingly non-responsive in final document negotiations. To protect itself in case a final agreement could not be reached with the lead bidder, HCS asked two of the other presenting bidders from the June 15th meeting to reaffirm their previous bids.  One of the original bidders, Eldorado, reaffirmed its interest in pursuing a transaction and submitted a binding proposal that was better than its prior bid.  The bidder contacted by Black Diamond declined to reaffirm its independent bid because of its arrangement with Black Diamond.  One of the back-up bidders therefore was gone.  After Eldorado reaffirmed its interest, the lead bidder advised HCS that it had determined for its own internal reasons not to pursue a transaction, and it withdrew.  Black Diamond then submitted a new, non-binding, all cash proposal of $100 million in cash plus all cash at HCS as of the closing date of the transaction.  This new offer had a substantially lower face value than Black Diamond’s previous bid.  Black Diamond asserted in its offer that it expected that HCS would have $35 million in cash at the expected closing date, although HCS believed at the time it would have somewhat less, closer to $30 million.  HCS was left with only the Eldorado and Black Diamond bids.  It needed to evaluate their bids, finalize documents, and provide reassurance to the LGCB before the license expired.

After reviewing both bids, in consultation with its advisors and with the Ad Hoc Committee (which was doubtful of Black Diamond’s ability to get LGCB approval and to operate the property), and believing that the value of Black Diamond’s bid was less than the value of the other bids, HCS selected the Eldorado bid as the higher and better offer.  HCS accepted the Eldorado bid under a letter agreement dated as of Friday, August 27, 2004.  The agreement provided for Eldorado’s acquisition of HCS’s equity interests under a prepackaged chapter 11 plan.  By its terms, the transaction was subject to final documentation and to bankruptcy court approval.  On Monday, August 30, 2004, HCS announced the agreement, including the anticipated chapter 11 filing in November 2004.

On September 14, 2004, the LGCB conditionally renewed the license subject to certain conditions being satisfied including, among others, the condition that a Petition for Approval of Transfer of Interests be filed with the LGCB by October 19, 2004.  The conditions imposed by the LGCB on September 14, 2004 were timely satisfied and the Gaming Division of the Louisiana State Police commenced a suitability investigation of the Plan Sponsors.

C.                                    Involuntary Petition

On September 10, 2004, Black Diamond, HCS’s general construction contractor, and a subcontractor filed an involuntary petition against HCS with the Bankruptcy Court for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Western District of Louisiana, Shreveport Division.  Paddlewheels and Greenwich Insurance

Company (“Greenwich”) later filed motions to join the involuntary petition.  On September 24, 2004, Black Diamond filed a motion for the appointment of an examiner.

On October 5, 2004, HCS filed an answer to the involuntary petition and a motion to suspend or dismiss the involuntary case because, among other reasons, it believed the case was filed in bad faith.  HCS also opposed the appointment of an examiner, for the reasons that it believed that the bid process had been thorough and fair, had resulted in the acceptance of the highest and best offer, that appointment of an examiner would result in substantial delays, uncertainty and deteriorating operating results for the hotel and casino, and increased cost to the estate, and that any disagreement that Black Diamond had with the auction process and the result of the auction could best be determined at a hearing on confirmation of the plan or the approval of the Plan Proponents’ disclosure statement, depending on the procedure the Bankruptcy Court adopted.

When Black Diamond learned that HCS would oppose the petition and the appointment of an examiner, it launched extensive discovery against HCS and the Ad Hoc Committee and its members, and HCS then began discovery of Black Diamond and the other petitioning creditors.  On October 25, 2004, four days before the trial on the appointment of an examiner and the involuntary petition, Black Diamond submitted a revised bid to purchase the casino that tracked the Eldorado offer but provided an additional $2.5 million in cash to be invested in Reorganized HCS and an additional $2.5 million of Preferred Partnership Distributions.

Trial began on October 29, 2004 and continued to the next day.  On October 30, 2004, during the middle of trial, the parties entered into a global agreement resolving the issues of appointment of an examiner and the entry of the order for relief.  As part of that agreement, a consensual order for relief for Hollywood Casino Shreveport was entered that day.  On the same day, the other Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  The chapter 11 cases of all the Debtors are being jointly administered.

D.                                    Eldorado Agreement

Eldorado, a Nevada limited liability company, owns and operates the Eldorado Hotel & Casino, a premier hotel/casino and entertainment facility in Reno, Nevada.  Eldorado has established this property as a luxury destination resort by creating a sophisticated, elegant atmosphere and providing an extraordinary level of personal service and unsurpassed cuisine, a dynamic gaming environment and a wide variety of amenities attractive to multiple market segments.  In addition to owning the Eldorado hotel and casino, Eldorado Limited Liability Company, which is 96% owned by Eldorado, owns a 50% interest in a 50/50 joint venture (the “Silver Legacy Joint Venture”) which owns the Silver Legacy Resort Casino, a major themed hotel/casino located adjacent to the Eldorado hotel and casino in Reno, Nevada.  In 2000, Eldorado acquired a 21.25% interest in Tamarack Junction, a small casino then being constructed in south Reno, which commenced operations on September 4, 2001.  Eldorado also owns an 18% interest in MindPlay LLC, which was formed to develop, own and market a sophisticated system for the tracking and surveillance of pit gaming operations.  For the year ended December 31, 2003, Eldorado had net revenues of approximately $133,000,000.

The agreement between Eldorado and HCS provides for the acquisition of the Hollywood Casino Shreveport hotel and riverboat casino through the acquisition of 75% of the equity in the HCS partnership by the Plan Sponsors under an Investment Agreement among HCS, the Plan Sponsors and Eldorado.  The Plan Sponsors are newly formed single purpose entities that will initially be owned and operated by two of the controlling principals of Eldorado, Donald L. Carano and Gary L. Carano.  Eldorado has an option to acquire the equity of the Plan Sponsors, and presently intends to exercise this option upon receiving regulatory approvals.  The securities issued by Reorganized HCS under the Plan will be non-recourse to Eldorado and its directors, officers, employees, incorporators, stockholders, members and partners.

Eldorado’s current financial projections for the property for the first four years of operations (the “Projections”) are attached hereto as Exhibit B.  Under the Plan Sponsors’ business plan, the hotel and casino will be rebranded under the “Eldorado” name, and the new management will focus on the core attributes that have made Eldorado’s other properties successful, including providing an extraordinary level of personal service, unsurpassed cuisine, a dynamic gaming environment and a wide variety of amenities attractive to multiple market segments.  Under the terms of the Plan and Investment Agreement, approximately $23.2 million in cash (including Eldorado’s $5 million capital contribution, but subject to a working capital adjustment) will remain in Reorganized HCS.  The Projections assume, and the Investment Agreement contemplates, that unrestricted cash will be used to make significant capital improvements to the property, including an update of gaming product, restaurant upgrades and re-branding.  The casino’s future business strategy will include an enhanced marketing strategy designed to take advantage of its proximity to the large population base of the greater Dallas/Ft. Worth metropolitan area and other major markets by targeting the local day-trip market and by utilizing the hotel rooms to expand the casino’s patron mix to include overnight visitors.

IV.                                SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

A.                                    Continuation of Business

The Debtors intend to operate their business in the ordinary course as debtors in possession throughout the Chapter 11 Cases.  Although the Debtors will be permitted to operate in the ordinary course as debtors in possession without Bankruptcy Court approval, certain operations and transactions outside of the ordinary course of business will be subject to Bankruptcy Court approval.

B.                                    “First Day” Orders

During the early stages of the Chapter 11 Cases, the Debtors requested the entry of a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate the reorganization.  These “first day” orders of the Bankruptcy Court authorized the Debtors as debtors in possession to, among other things:

•                  continue use of their existing bank accounts and cash management system;

•                  satisfy certain prepetition employee claims in the ordinary course of business;

•                  satisfy all gaming and other customer related obligations in the ordinary course;

•                  assume the ground lease for the property with the City of Shreveport;

•                  employ the following professionals to represent them in the bankruptcy case (i) Skadden, Arps, Slate, Meagher & Flom LLP, as general bankruptcy counsel; (ii) Jones, Walker, Waechter, Poinevaent, CarrPre & DenPgre, L.L.P., as bankruptcy co-counsel, (iii) Libra Securities, LLC, as financial advisor, (iv) Deloitte & Touche LLP, as restructuring advisors and accountants, and (v) BDO Seidman, LLP as auditors;

•                  retain professionals regularly employed by the Debtors in the ordinary course of business; and

•                  assume the employment contracts of certain key executives and an independent director.

C.                                    Appointment of Creditors Committees

On November 19, 2004, the United States Trustee appointed a non-bondholder unsecured creditor’s committee.  The non-bondholder committee currently consists of the following five members: Broadmoor/Roy Anderson Corp., Shreveport Paddlewheels LLC, American Tile and Marble, Inc., Greenwich Insurance Company, and Mary Galvan.  The non-bondholder committee is represented by Heller, Draper, Hayden, Patrick & Horn, L.L.C.

On November 24, 2004, the United States Trustee appointed a bondholder creditor’s committee (the “Bondholder Committee”).  The Bondholder Committee currently consists of the following five members:  AIG Global Investment Corp., Trust Company of the West, Columbia Management Advisor, Easton Vance Management, and John Hancock Advisors.  The members of the Bondholder Committee were all members of the prepetition Ad Hoc Committee.  The Bondholder Committee has continued the engagement of the professionals previously retained by the Ad Hoc Committee:  Milbank, Tweed, Hadley & McCloy, LLP and McGlinchey Stafford, PLLC as counsel, and CIBC World Markets as financial advisors.

D.                                    Appointment of a Mediator

On September 24, 2004, Black Diamond filed a motion for the appointment of an examiner.  On October 30, 2004, after a day and a half hearing, the parties agreed to settle the matter by agreeing to the appointment of one of two agreed individuals to serve as an examiner for the limited purpose of (i) reviewing the pre-petition bid process conducted by Hollywood Casino Shreveport, the Ad Hoc Committee of Noteholders of Hollywood Casino Shreveport, and members of the Ad Hoc Committee of Noteholders of Hollywood Casino Shreveport to determine whether or not same was performed in a proper and competent fashion, that the scope of solicitations for bids was sufficient and that same was performed in a timely fashion; (ii) review the bids submitted during the course of that process and review how those bids were rated and ranked and selected for further interaction; (iii) review the process by which the bid submitted by Eldorado was selected as the bid to pursue closure with; (iv) determine the value of all bids submitted and bids selected for further interaction; and (v) recommend to the Court whether or not additional bid processes should be engaged in or should the Eldorado bid be pursued as the major component of HCS’s chapter 11 reorganization.

The United States Trustee then appointed an examiner who was not one of the agreed individuals.  On November 5, 2004, the Bankruptcy Court denied approval of the appointment of the examiner selected by the United States Trustee and ordered that the United States Trustee appoint one of the two agreed individuals, either David S. Rubin or William R. Greendyke, as examiner.  On November 12, 2004, the United States Trustee filed a motion to reconsider the Bankruptcy Court’s prior decision denying the approval of the examiner that it had selected.  The Debtors then filed a motion to appoint David S. Rubin as mediator tasked with the same responsibilities that were to be performed by the examiner.  On November 19, 2004, the parties in interest agreed to resolve these competing motions by agreeing to the appointment of David S. Rubin as mediator and that the Bankruptcy Court’s prior order compelling the appointment of David S. Rubin or William R. Greendyke as examiner would be vacated.  The pending motion to appoint an examiner was granted, but the United States Trustee was ordered not to appoint an examiner until the mediator had an opportunity to perform his appointed tasks. Any party in interest may move for the already authorized appointment of an examiner after the filing of the the mediator’s report, but the Bankruptcy Court reserved the right to determine the scope of the examiner’s duties.

On February 14, 2005, the Mediator issued the “Report of David S. Rubin, Court Appointed Mediator.”  In the Report, among other things, the Mediator concluded:

•                  The pre-petition bid process conducted by HCS and the Ad Hoc Committee of Noteholders of HCS was performed in a proper and competent fashion.

•                  The scope of the solicitations for bids was sufficient and adequate.

•                  Bids were submitted during the period of the formal process were appropriately ranked based on both quantitative and qualitative facts existing at the time the bids were made and evaluated.

•                  The decision to select the bid submitted by Eldorado to pursue closure was appropriate.

•                  As of August 27, 2004, the Eldorado bid offered the highest economic return to creditors.

•                  Although the Black Diamond bid on October 25, 2004, on a purely quantitative economic basis, was higher and offered more total value than the amount of the already accepted Eldorado proposal, the economic difference between the face amounts of the Eldorado offer and the October 25 Black Diamond offer, based on all of the circumstances existing at that time, was not demonstrably material in terms of the scope of the proposed transaction.

•                  The attendant delay of a re-offering or other auction process to again expose the assets to the market (including possible litigation in and out of the Court) may diminish interest in and offers for the HCS assets, may drive value down, and may have an effect on the Eldorado offer.

•                  A new formal auction process is not in the best interest of the estate and its creditors.

•                  The Mediator noted that if the Court wished to expose the January 28 Black Diamond offer (discussed in Section IV.E. below) to a confirmation test, then the Court could terminate the Debtors’ exclusivity period, allow Black Diamond to file a plan with its new offer, and have a simultaneous confirmation hearing on the two plans.  The Mediator concluded that without an adequate opportunity to analyze the underlying economics of the offer, discuss it with the parties, and determine if the proposal is worthy enough to warrant the possible delay and costs that would be incurred in either a dual confirmation hearing or other exposure of the offer (as well as the possibility that Eldorado would terminate its offer), he was not in a position to recommend whether exclusivity should or should not be terminated.

•                  If the Court chose to terminate exclusivity, the process should be greatly expedited so that a confirmation hearing(s) can be held within the minimum time periods allowed under the Code.

E.                                      Black Diamond’s January 28, 2005 Revised Offer

Shortly after the mediation conducted on January 24 and 25, 2005 and shortly before the Mediator was expected to issue his Report, Black Diamond transmitted to the Debtors, the Mediator, the Committees, and certain other parties in interest another written offer, dated January 28, 2005, to acquire the Debtors.  The offer was to invest in the Reorganized Debtor on the same terms and conditions as the Plan Sponsors under the proposed Eldorado transaction, with the following exceptions:

•                  The amount of cash to be invested would be increased by $2.5 million to $7.5 million, but the cash distributions to creditors would not be affected by the increase.  Rather, the cash would be used to pay any break-up or similar fee or expenses to Eldorado that the Bankruptcy Court might allow, and the remainder would remain with Reorganized HCS as working capital.

•                  Reorganized HCS would have the option to defer (pay in kind) interest on the New Notes only for 50% of the interest owing in the first year after the Investor Closing Date, rather than for 100% for up to two years, as provided under the Eldorado transaction.

•                  The amount of Preferred Interests to be distributed to Noteholder Newco would be increased by $2.5 million to $22.5 million.

•                  The call option for the Common Equity under the Eldorado transaction would be eliminated, and the price for the put option would be increased from 5.5 times trailing EBITDAM to 6.0 times trailing EBITDAM.

•                  The incentive management fee would be eliminated, so that Black Diamond would receive a fixed annual fee of $2.5 million.

•                  Black Diamond would make available to Reorganized HCS a $10 million revolving line of credit, secured by a first priority security interest in all of Reorganized HCS’s assets, at an interest rate of LIBOR + 2.5%.  Any other Noteholders would be eligible to participate as a lender in the line of credit in proportion to the amount of Debt Securities the Noteholder holds.

In addition, in an effort to reduce licensing risk, Black Diamond proposed a revised structure in which the Investor Closing Date could occur upon the LGCB approval of the transfer of the license to Black Diamond’s proposed operator KOAR International, Inc. and its principals Paul Alanis and Loren Ostrow, with Black Diamond having no equity interest in Reorganized HCS until the LGCB determines that Black Diamond is a suitable investor and holder of a controlling interest in Reorganized HCS.

On February 3, 2005, in a letter directed to the Debtors, the Bondholder Committee responded to the January 28 Black Diamond proposal.  The Bondholder Committee expressed the view that it was not willing to support a Black Diamond-sponsored plan that required Noteholders to accept securities issued by a reorganized company controlled by Black Diamond but would favorably consider a Black Diamond-sponsored plan that provided for payment to creditors of cash upon confirmation of the plan, whether or not Black Diamond or KOAR was able to obtain LGCB licensing transfer and suitability approval.  The Bondholder Committee imposed the latter requirement because its members were unwilling to assume any licensing risk in a Black Diamond transaction.  The Bondholder Committee proposed a cash payment of approximately $178 million based on its calculation of the value of the securities to issue under the Eldorado transaction.

The Boards of Directors of HCS I, HCS II, and HL met with representatives of Black Diamond on November 30, 2004 and the Debtors’ counsel met with Black Diamond’s counsel during the January 24-25 mediation to discuss Black Diamond’s various proposals and have evaluated the January 28, 2005 Black Diamond offer.  Based on their own investigation and after consultation with their legal and financial advisors, the Debtors have concluded that proceeding with the Eldorado transaction rather than the January 28 Black Diamond offer is in the best interest of the Debtors and the estates.  The Debtors believe that some of the more important reasons for this decision are:

•                  The Debtors could not conclude, based on advice of regulatory counsel, that the proposed new structure adequately reduced licensing risk to the same level as the risk of licensing and suitability findings under the Eldorado transaction.

•                  Pursuing the offer would take additional time as compared to the Eldorado offer.  The deal would need to be re-documented, and the Plan and disclosure statement would need to be revised, which would add some weeks to the process.  The LGCB would have to process KOAR’s or Black Diamond’s (or both’s) licensing and suitability applications, and the Louisiana State Police would have to conduct appropriate investigations.  The Debtors understand that the investigatory process has been nearly completed for Eldorado.  The Debtors understand that the LGCB would not start the investigatory process for KOAR or Black Diamond in the face of a contested confirmation hearing until the Bankruptcy Court had determined which plan to confirm.  The process typically takes 3 to 5 months.  Therefore, unless a Black Diamond proposal were consensual with all major creditor groups, there could be substantial delays in consummating a Black Diamond offer.  The consummation delays would delay accrual of interest on the new debt to be issued to Noteholders under the Black Diamond proposal, as compared to an earlier consummation of the Eldorado transaction.  By way of example, a delay of 6 months for extra time for plan confirmation and LGCB approval would reduce actual interest and dividend accruals over that period by $7 million on the new notes and by nearly $1.5 million on the preferred equity interests, respectively.

•                  The Bondholder Committee has advised the Debtors that its members, which hold a large majority in dollar amount of Debt Securities Claims, will not support a Black Diamond proposal that requires them to take debt from a reorganized company that is controlled by Black Diamond or that places any LGCB licensing or suitability determination risk on the estate.  The members of the Bondholders Committee hold a sufficient amount of First Mortgage Notes and Senior Secured Notes that the Debtors believe it is likely that Classes 3, 4, and 5 would reject a plan that embodied the Black Diamond proposal.

•                  Although Black Diamond has asserted to the Debtors that the potential increase in value to creditors under a plan that includes the Black Diamond January 28, 2005 proposal compared to the Eldorado transaction is approximately $23 million, the Debtors believe that the potential increase, assuming a business plan and financial projections comparable to Eldorado’s (which neither Black Diamond nor KOAR has adopted) is approximately $11 to $12 million, which, in the Debtors’ judgment, is not sufficient to offset the risks described above.

•                  The offer was not accompanied by any current business plan or projections for the operations of the casino after the Investor Closing Date, so the Debtors could not adequately determine the feasibility of the proposal nor the value that would be attributable to the securities to be issued under the proposal

Black Diamond has advised the Debtors that it does not agree with the Debtors’ conclusions described above and that it believes that pursuing a plan that embodies the Black Diamond proposal would be in the best interest of creditors and the estates.

F.                                      Actions Against Black Diamond

The Plan Proponents believe that there are serious questions about whether Black Diamond has acted in good faith with respect to, among other things, its conduct in connection with a confidentiality agreement between Black Diamond and the Debtors, its purchase of Debt Securities, its involvement in the bidding process and its orchestration of the filing of the involuntary petition against HCS.  Accordingly, the Plan Proponents are analyzing whether there are sufficient grounds to seek equitable subordination of Black Diamond’s claim under Section

 510(c)

of the Bankruptcy Code, designation of Black Diamond’s vote to accept or reject the Plan under Section 1126(e) of the Bankruptcy Code as not being cast in good faith, monetary damages against Black Diamond under contract or tort theories, or some combination of the foregoing.

G.                                    Bar Date

The Bankruptcy Court established [             , 2005] (the “Bar Date”) as the deadline for filing proofs of claim against or interest in the Debtors, except for  (1) claims arising from rejection of executory contracts or unexpired leases, (2) claims of governmental units, and (3) claims arising as the result of transfer avoidance under chapter 5 of the Bankruptcy Code.

Under Bankruptcy Code § 502(b)(9), the bar date for governmental units may be no sooner than 180 days after the petition date.  Accordingly, the Bankruptcy Court set April 28, 2005 as the Bar Date for governmental unit claims.  The Plan Proponents are willing to have their Plan confirmed and go effective before the Bar Date for governmental units.

For claims arising from rejection of executory contracts or unexpired leases under Bankruptcy Code § 365, the last day to file a proof of claim is the later of  (a) 30 days after the date of entry of the order authorizing rejection, or (b) the Bar Date.  For claims arising from the avoidance of a transfer under chapter 5 of the Bankruptcy Code, the last day to file a proof of claim is the later of (a) 30 days after the entry of judgment avoiding the transfer, or (b) the Bar Date.

V.                                    THE PLAN OF REORGANIZATION

A.                                    Introduction

Following is a non-technical discussion of certain provisions of the Plan.  The Plan is attached hereto as Exhibit A.  The Plan will govern if any discrepancies exist between its terms and the following discussion.

B.                                    Assets Available for Distribution

Hollywood Casino Shreveport is the only Debtor with distributable assets.  As set forth above, the Hollywood Casino Shreveport resort consists of a 403-room, all-suite, art deco-style hotel, a three-level riverboat dockside casino, and a 170,000 square foot land-based pavilion housing numerous restaurants and entertainment amenities (the “Complex”).  Accordingly, HCS’s primary assets consist of the following: (i) the ground lease with the City of Shreveport whereby it leases the land on which the casino, pavilion, hotel, parking garages and other facilities are built (the “Property”), (ii) fee ownership of the pavilion, hotel, parking garages and other facilities located on the Property; (iii) the riverboat located in a coffer dam on the Property where, under the gaming license, HCS conducts gaming activities, (iv) furniture, fixtures and equipment related to the operations of the Complex, (v) inventory related to the operations of the Complex, (vi) accounts receivable and (vii) cash on hand.  Based on Louisiana law, HCS does not consider the casino license an asset for these purposes.

For purposes of determining distributions under the Plan, HCS’s assets are divisible into three categories: (1) property that secures the First Mortgage Notes on a first priority basis, (2) property that secures the Senior Secured Notes on a first priority basis and (3) unencumbered assets.  The property that secures the First Mortgage Notes on a first priority basis includes (i) the ground lease with the City of Shreveport, (ii) fee ownership of the pavilion, hotel, parking garages and other facilities located on the Property; (iii) the riverboat, (iv) inventory related to the operations of the Complex, and (v) accounts receivable; however, under an inter-creditor agreement, the holders of Senior Secured Notes were granted a security interest on an equal basis in up to $10 million of the collateral that secures the First Mortgage Notes (i.e. the holders of First Mortgage Notes have a first priority lien in 150/160 of these assets, and the holders of Senior Secured Notes have a first priority lien in 10/160 of these assets).  In addition to this participation in rights to the collateral that secures the First Mortgage Notes, property that secures the Senior Secured Notes on a first priority basis includes furniture, fixtures and equipment related to the operations of the Complex.  The only unencumbered assets are cash and property rights, if any, or value that may exist under the gaming license.

C.                                    Overall Structure of the Plan

Before commencement of the Chapter 11 Cases, the Debtors focused on formulating a plan that would significantly deleverage the Company’s capital structure and preserve the value of the Hollywood casino riverboat and hotel operations as a going concern.

Under the transactions contemplated by the Plan and the Investment Agreement, the Plan Sponsors will purchase 75% of the equity interests in Reorganized HCS, and the existing Debt Securities will be restructured as follows.  Reorganized HCS will issue to the Noteholders $140 million principal amount of new senior secured debt securities (the New Notes).  Under the Reorganized HCS Amended and Restated Joint Venture Agreement, an inactive affiliate of HCS (HCS – Golf Course, L.L.C.) will be converted into a Delaware corporation (Noteholder Newco) and will receive (i) distributions on account of a preferred capital contribution in the amount of $20,000,000 plus a preferred return thereon of 13% per annum (the Preferred Partnership Distributions), and (ii) a 25% non-voting general partnership interest in HCS (the New Noteholder Partnership Interest).  Because HCS is a general partnership, the Preferred Partnership Distributions and New Noteholder Partnership Interests are being issued to Noteholder Newco rather than being distributed directly to Noteholders.  In turn, Noteholder Newco will issue its shares to the Noteholders.  Noteholder Newco will also receive the right to pursue certain causes of action of the Debtors’ estates against third parties and excess cash.

Valid pre-petition ordinary course trade claims (other than identified disputed claims that constitute HCS General Unsecured Claims) and employee claims against HCS have generally been paid or honored, and will continue to be paid or honored, by HCS in the ordinary course of business, and such obligations will be assumed by Reorganized HCS.

Each holder of an Allowed HCS General Unsecured Claim will receive one-third (approximately 33.3%) of the Allowed amount of its claim in cash, unless it opts into the Class of HCS Convenience Claims.

Holders of HCS Convenience Claims (unsecured claims against HCS in an amount less than $7,500) will be paid in full in cash up to an aggregate amount of $7,500 per holder for all of the holder’s unsecured claims against HCS.

Holders of (i) unsecured, nonpriority claims against a Debtor other than HCS, (ii) claims subordinated under Section 510(b) or (c) of the Bankruptcy Code, and (iii) Intercompany Claims, will not receive or retain any property under the Plan.

Equity securities of the Debtors (other than of HCS’s wholly owned subsidiary SCC) will be cancelled.  Holders of those securities will receive nothing under the Plan.

Reorganized HCS will continue to hold 100% of the equity securities of SCC.  Reorganized SCC will continue to exist for the sole purpose of being a co-issuer of debt securities issued by Reorganized HCS.

Because of regulatory and tax issues, this restructuring will take place under a two step process.  On the Effective Date, the obligations of HCS that are not assumed under the Plan will be discharged, the Debt Securities and Paddlewheels’ residual general partnership interest in HCS will be cancelled and the distributions on account of the Debt Securities will be made.  On the day immediately following the Effective Date, the Plan Sponsors will make their investment in Reorganized HCS, which will issue the New Sponsor Interests to the Plan Sponsors under the Investment Agreement.  Immediately after issuance of the New Sponsor Interests, all outstanding equity securities of the Debtors (other than the New Sponsor Interests, the New Noteholder Partnership Interests and the equity interests of SCC) will be cancelled.  A corporate chart showing the proposed post-Effective Date corporate structure is attached hereto as Exhibit G.  A corporate chart showing the proposed post-Investor Closing Date corporate structure is attached hereto as Exhibit H.

D.                                    Classification and Treatment of Claims and Equity Interests Under the Plan (Article IV of the Plan)

The Bankruptcy Code requires that a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  Administrative expenses, involuntary petition gap period claims, and certain statutory priority claims are not classified.

A chapter 11 plan must designate each class as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan).  If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of the claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders of claims in the class, in which case they are deemed to reject the plan), and the right to receive, under the plan, property with a value at least equal to the value that they would receive if the debtor were liquidated under chapter 7.

The definition of “impaired” in Section 1124 of the Bankruptcy Code is highly technical.  In general, a class of claims is not impaired if the plan provides either that (i) the rights of the holders are unaltered or (ii) all defaults with respect to the claims will be cured (other than defaults arising from the debtor’s insolvency, the commencement of the case or the nonperformance of a nonmonetary obligation), and the rights of the holders of the claims will be restored.  The holder of a claim in an unimpaired class must be placed in the position it would have been in if the debtor had not commenced its case and the default had not occurred.

The Plan divides claims and equity interests into the following classes, which are described in more detail below:

Class	Status
Unclassified – Postpetition Claims	N/A
Unclassified – Priority Tax Claims	N/A
Class 1 - Other Priority Claims	Unimpaired: deemed to have accepted the Plan and not entitled to vote.
Class 2 - Other Secured Claims (Each Other Secured Claim shall constitute a separate Class numbered 2.1, 2.2, 2.3, etc.)	Unimpaired: deemed to have accepted the Plan and not entitled to vote.
Class 3 – First Mortgage Note Claims	Impaired: entitled to vote.
Class 4 - Senior Secured Note Claims	Impaired: entitled to vote.
Class 5 –Note Deficiency Claims	Impaired: entitled to vote.
Class 6 – Reserved	N/A
Class 7 – HCS General Unsecured Claims	Impaired: entitled to vote.
Class 8 - HCS Convenience Claims	Unimpaired: deemed to have accepted the Plan and not entitled to vote.
Class 9 – HCS Assumed Claims	Unimpaired: deemed to have accepted the Plan and not entitled to vote.
Class 10 – Other Unsecured Claims and Intercompany Claims	Impaired: deemed to have rejected the Plan and not entitled to vote.
Class 11 –Subordinated Claims	Impaired: deemed to have rejected the Plan and not entitled to vote.
Class 12 – Old Equity Securities	Impaired: deemed to have rejected the Plan and not entitled to vote.
Class 13 – SCC Equity Securities	Unimpaired: deemed to have accepted the Plan and not entitled to vote.

1.              Unclassified Claims

Postpetition Claims

Because of the similarity of their treatment under the Bankruptcy Code and the Plan, the Plan refers to Administrative Claims and “Gap Claims,” collectively, as “Postpetition Claims.”

Administrative claims are the actual and necessary expenses of the Debtors’ reorganization cases.  “Gap Claims” are claims that accrue during the period after an involuntary case has been commenced but before entry of the order for relief.  Administrative Claims and Gap Claims are entitled to a priority of payment under Sections 507(a)(1) and 507(a)(2), respectively, of the Bankruptcy Code, and, under Section 1129(a)(9)(A) of the Bankruptcy Code, must be paid in full in cash under a plan.

These claims include postpetition salaries and other benefits owed to employees, postpetition rent, amounts owed to vendors for goods and services delivered after the Petition Date, postpetition obligations to customers, tax obligations incurred after the Petition Date, and certain statutory fees and charges.  Other administrative expenses include the actual, reasonable fees and expenses of the Debtors’ professionals and professionals retained by any official committees appointed in the Chapter 11 Cases.

The Plan Proponents expect that the Debtors will pay or otherwise honor most Postpetition Claims as they come due during the Chapter 11 Cases and that Postpetition Claims outstanding on the Effective Date of the Plan will consist principally of professional fees and cure costs (if any) arising from the Debtors’ assumption of executory contracts and unexpired leases under the Plan.

Section 2.3 of the Plan governs the payment of Professional Fee Claims, claims for substantial contribution and reimbursement for members of a Committee. Applications for Professional Fee Claims, Substantial Contribution Claims, claims for reimbursement of expenses of individual members of a Committee, and any other Administrative Claim not otherwise paid under the Plan must be filed and served on Reorganized HCS no later than 60 days after the Effective Date.  The Debtors will schedule a hearing as promptly as practicable to consider all applications so filed and will give notice thereof and of the date to file objections thereto in accordance with Bankruptcy Rule 2016.  The Disbursing Agent will pay each such Administrative Claim as soon as practicable after its allowance by the Bankruptcy Court.  Notwithstanding the foregoing, any entity entitled to receive compensation or reimbursement of expenses under an Order of the Bankruptcy Court may continue to receive that compensation or reimbursement without further order of the Bankruptcy Court.

Priority Tax Claims

Section 507(a)(8) of the Bankruptcy Code gives priority to certain prepetition tax claims.  Under the Plan, the Debtors will pay each Priority Tax Claim in full in cash.  Under the Plan, Reorganized HCS retains the option to the extent permitted under Section 1129(a)(9) of the Bankruptcy Code, to satisfy Priority Tax Claims over six years from the assessment date thereof in equal annual installments, including interest on the unpaid portion of the claim, accruing from the Effective Date calculated at the short term AFR (as defined in 26 U.S.C. § 1274(d)) plus 3%, fixed as of the Effective Date.

2.              Classified Claims

Class 1 – Other Priority Claims
(Unimpaired; presumed to accept the Plan and not entitled to vote.)

Section 507(a) of the Bankruptcy Code gives priority to certain employee compensation and benefit claims incurred within 90 days and 180 days, respectively, before the petition date, up to an aggregate of $4,925 per employee, and to certain other claims.  Other than for one senior executive, Mr. John Hull, all employees of the Company are employees of HCS.  On the Voluntary Petition Date, the Debtors sought approval of the assumption of Mr. Hull’s and certain other senior officers’ employment agreements.  On December 6, 2004, the Bankruptcy Court approved the assumption of these contracts.

Under Section 303(f) of the Bankruptcy Code, HCS continues to satisfy its payroll and benefit obligations in the ordinary course of business, and, therefore, when the order for relief was entered, the only employee obligations entitled to priority that were outstanding were certain benefits that would have accrued prior to the petition date but would not have been satisfied during the “gap” period, e.g. accruals of paid time off.  At the “first day” hearing, HCS obtained entry of an order authorizing it to satisfy these accrued but unpaid obligations in the ordinary course.  The Plan Proponents expect that, other than obligations that have accrued but are not due, no employee claims entitled to priority will be outstanding on the Effective Date.  Under the Investment Agreement, Reorganized HCS will assume all ordinary course employee salary and benefit obligations.

The Plan Proponents do not believe that there will be any other claims in this Class outstanding on the Effective Date.

Class 2 – Other Secured Claims
(Unimpaired; presumed to accept the Plan and not entitled to vote.)

Class 2 includes all Secured Claims against the Debtors, other than the First Mortgage Note Claims and Senior Secured Note Claims.  Each Other Secured Claim constitutes a separate Class numbered 2.1, 2.2, 2.3, etc.

At the Plan Proponents’ option, each Other Secured Claim will be treated as follows:  (i) the claim will be paid in full and in cash, together with interest and reasonable fees, costs or charges, if any, allowable under section 506(b) of the Bankruptcy Code; (ii) the holder of the Other Secured Claim will receive the Collateral securing the Other Secured Claim; or (iii) the Other Secured Claim will be treated in any other manner that will leave its class unimpaired.

The Plan Proponents believe that this Class consists principally of claims arising under agreements related to the financing of the Debtors’ office and gaming equipment.  The Plan Proponents expect that the obligations under these financing agreements will be assumed by Reorganized HCS and that the financial impact to the Debtors to render these claims unimpaired will be minimal.

Class 3 –First Mortgage Note Claims
(Impaired; entitled to vote on the Plan.)

Class 3 includes all Secured claims arising under the First Mortgage Notes.  The Plan Proponents believe that the value of the collateral securing the First Mortgage Notes is $81,000,000, which is substantially less than the amount outstanding under the First Mortgage Notes.  Class 3 contains only the secured portion of the claims of holders of First Mortgage Notes, while Class 5 contains the unsecured (deficiency) portion of the claims of holders of First Mortgage Notes.

Each holder of an Allowed First Mortgage Note Claim will receive a principal amount of New Notes equal to its Allowed First Mortgage Note Claim.

Class 4 –Senior Secured Note Claims
(Impaired; entitled to vote on the Plan.)

Class 4 includes all Secured claims arising under the Senior Secured Notes.  The Plan Proponents believe that the value of the collateral securing the Senior Secured Notes is  $24,000,000, which is substantially less than the amount outstanding under the Senior Secured Notes.  Class 4 contains only the secured portion of the claims of holders of Senior Secured Notes, while Class 5 contains the unsecured (deficiency) portion of the claims of holders of Senior Secured Notes.

Each holder of an Allowed Senior Secured Note Claim will receive a principal amount of New Notes equal to its Allowed Senior Secured Note Claim.

Class 5 – Note Deficiency Claims
(Impaired; entitled to vote on the Plan.)

Class 5 includes all unsecured deficiency claims arising under the First Mortgage Notes or under the Senior Secured Notes.  The Plan Proponents believe that the amount of claims in this Class equals approximately $132,521,000, which is the total amount of approximately $237,521,000 owing on the petition date under the First Mortgage Notes and the Senior Secured Notes, minus the secured portion included in Classes 3 and 4.

Each holder of an Allowed Claim in Class 5 will receive its pro rata share, based on the Allowed amount of its Class 5 claim, of: (i) $140,000,000 principal amount of New Notes less the amount of New Notes to be distributed to holders of claims in Classes 3 and 4, and (ii) the Noteholder Newco Interests.  Noteholder Newco will receive (i) the Preferred Partnership Distributions, (ii) the New Noteholder Partnership Interests, (iii) the Noteholder Cash Distribution, and (iv) the Excluded Causes of Action.

The Debtors’ valuation of the Preferred Partnership Distribution and New Noteholder Partnership Interests is set forth on the attached Exhibit C.  The Plan Proponents estimate that the Noteholder Cash Distribution will be approximately $2.4 million, less any cash reserved by Noteholder Newco for operating expenses and to pursue any Excluded Causes of Action.  The Plan permits Noteholder Newco to use the Noteholder Cash Distribution to fund reserves for expenses associated with (i) the investigation, commencement and prosecution of Excluded

Causes of Action, (ii) objections to Claims and (iii) expenses of general corporate governance and operation of Noteholder Newco.

Class 6  – Reserved

Class 7 –HCS General Unsecured Claims
(Impaired; entitled to vote on the Plan.)

Class 7 includes all unsecured, nonpriority claims (excluding Note Deficiency Claims, HCS Assumed Claims and HCS Convenience Claims) against HCS.

Under Section 303(f) of the Bankruptcy Code, HCS continued to satisfy its routine operating expenses in the ordinary course of business,  e.g., trade claims, utilities, and rent.  HCS believes that as of the date hereof nearly all prepetition undisputed trade claims have been paid in full.

HCS, however, did not satisfy certain disputed claims during this period.  These claims include, for example,  (i) claims related to the construction of the casino, (ii) claims that have been asserted by Paddlewheels under the Marine Services Agreement, and (iii) claims asserted in other pending litigation against HCS.  Class 7 also includes claims, if any, that will arise from HCS’s rejection of executory contracts and unexpired leases.  The Plan Proponents estimate that claims in Class 7 aggregate not more than $13,000,000.  These unpaid prepetition unsecured, nonpriority claims against HCS are classified into Class 7, the bulk of which are related to the construction of the casino.

Each holder of an Allowed HCS General Unsecured Claim will receive one-third (approximately 33.3%) of the Allowed amount of its claim in cash.

The Plan Proponents believe that under the priority provisions of the Bankruptcy Code holders of Allowed HCS General Unsecured Claim are entitled to share equally with the holders of Note Deficiency Claims in the value of HCS’s unencumbered assets.  As set forth above, the Plan Proponents believe that HCS’s only unencumbered assets are its rights in its gaming license (if any) and cash on hand.  The Plan Proponents value the rights to the gaming license to be worth approximately $20 million and estimate that cash on hand on the Effective Date will be approximately $24.9 million.  Therefore, unencumbered assets are equal to approximately $44.9 million.  Under the absolute priority provisions of the Bankruptcy Code (excluding convenience claims for simplicity), the holders of general unsecured claims against HCS, HCS General Unsecured Claims (estimated at not to exceed $13,000,000) and Note Deficiency Claims (estimated at $132,521,000) would share this value, i.e., each holder of an unsecured claim would be entitled to distributions equal to approximately 30.85% of the Allowed amount of its claim.  The Plan proposes that Class 5 waive a small portion (approximately $322,000) of the distribution it would otherwise be entitled to receive under an absolute priority plan described above, in favor of the holders of General Unsecured Claims in Class 7 receiving one-third (approximately 33.33%) of their Allowed claims, rather than 30.85%, and to participate in any net benefit resulting from pursuit of the Excluded Claims, which are of unknown and uncertain value.  The effect on Class 5 of the $322,000 recovery reduction is to reduce Class 5’s recovery percentage by approximately 0.24%, to 30.61%.

The following summarizes certain of the claims in this Class:

Construction Litigation

HCS had sought to recover damages from the general contractor, the architect and certain other parties involved in the construction of the casino. For this and other reasons, HCS withheld payment of certain retained amounts that the general contractor is currently seeking. The general contractor also submitted claims for additional change orders that HCS disputed.  HCS had recorded a liability in the amount of approximately $3.6 million in accounts payable in connection with the construction project.  These matters were the subject of various state and federal court proceedings as well as arbitrations.  In May 2003, HCS, the general contractor, and the architect entered into an agreement to arbitrate the various claims.  An initial arbitration hearing was conducted during June 2004 on HCS’s claims for liquidated damages, on HCS’s offset claims for delay damages and costs to repair defective work, and the general contractor’s payment claims for unpaid contract balance, retainage, unapproved change orders, and increased general conditions and extended overhead.  On July 27, 2004 the arbitration panel issued an Interlocutory Order on the parties’ respective claims.  The arbitration panel found that the general contractor was entitled to an award of $6,124,645 with interest offset by an award to HCS of $1,244,294 with interest.  The award provides that interest is to accrue at the contractual rate of 12% from different periods and will be calculated in the final award.  The panel scheduled a final arbitration hearing during October 2004 to hear additional evidence on the general contractor’s claims for unapproved change orders.  This hearing was stayed by the filing of the involuntary petition.

On or about January 19, 2005, the general contractor filed proofs of claim that asserted unsecured claims against the Debtors of no less than $12,117,993, and the architect filed proofs of claim that asserted unsecured claims against the Debtors of no less than $1,207,495.

The Court appointed Mediator in these cases was asked, and ultimately agreed, to mediate, among other things, certain disputes between and among (i) the Debtors, (ii) the Bondholders Committee,  (iii) the Non-Bondholders Committee, and (ii) the construction claimants, in connection with claims and cross-claims arising in connection with the construction project and the treatment to be received by non-bondholder unsecured creditors under the Plan.  Mediation of the issues in dispute commenced on January 24 and concluded on January 25, 2005.  As a consequence of the mediation, the parties agreed in principle on the terms of a settlement under which , among other things, (i) the general contractor (Broadmoor/Roy Anderson Corp. (“BRAC”) would be granted an Allowed Class 7 Claim in the amount of $12,000,000), which will entitle it to receive a cash distribution of $4,000,000 under the terms of the Plan in full and final settlement of all of its claims against the Debtors and their estates, (ii) the architect (Broadmoor, LLC) and the Debtors would grant each other mutual releases, and (iii) BRAC could pursue any claims it has against the issuer of the bond (XL Reinsurance America, Inc. and Greenwich Insurance Company (collectively, “Greenwich”).  Due to disagreements that arose between BRAC and Greenwich after the mediation, the settlement among the parties has not been formally memorialized.  Nevertheless, the Plan Proponents believe that the Plan effectively incorporates most, though not necessarily all, of the terms of the agreements reached at the mediation.

Paddlewheels

As set forth above in Article II.B., as consideration for its assignment of its joint venture interests to H.L, among other things, HCS entered into a Marine Services Agreement with Paddlewheels for the provision of certain marine services.  Under this agreement, HCS was obligated to pay Paddlewheels a monthly fee of $30,000.  Effective July 10, 2003, HCS suspended payments under the Marine Services Agreement.  Paddlewheels has never provided any actual services to HCS under this agreement.  Because this contract was an inextricable part of the Assignment Agreement, not supported by separate consideration, and ceases if Paddlewheels does not retain an interest in HCS, and because Paddlewheels was not actually required to and did not provide any services under the Marine Services Agreement, the Plan Proponents believe that obligations under the Marine Services Agreements are properly characterized as payments on account of equity.  Accordingly, the Plan Proponents believe that all obligations to Paddlewheels constitute claims in Class 10 (Other Unsecured Claims and Intercompany Claims) or equity interests in Class 12.  Paddlewheels, however, has asserted a general unsecured claim against HCS for such amounts.

Gender Discrimination Claims

A number of individual employees have brought similar related gender-based and sexual harassment employment claims against HCS under Title VII in Federal Court in Louisiana.  HCS is vigorously contesting all the allegations.  The claims are in various stages of discovery and administrative proceedings.

The foregoing description of HCS General Unsecured Claims is not intended to be exhaustive.  If you have a prepetition claim against HCS that has not been satisfied in full you must file a proof of claim with the Clerk of the Bankruptcy Court by the Bar Date to protect your rights. (See section IV.G. regarding the Bar Date)

Class 8 - HCS Convenience Claims
(Unimpaired; presumed to accept the Plan and not entitled to vote.)

Class 8 is comprised of all HCS General Unsecured Claims for each single holder of a type that would otherwise be included in Class 7 that are either (i) $7,500 or less in the aggregate or (ii) greater than $7,500 in the aggregate but as to which the holder has made an election on the ballot for voting on the Plan to reduce the claim to $7,500 and to have the claims treated as a Class 8 HCS Convenience Claim (“HCS Convenience Claims”).

Each holder of an Allowed HCS Convenience Claim will be paid in full in cash up to the Allowed amount of its claim, not to exceed $7,500 in the aggregate to any one holder.

The Plan Proponents believe that there will be only a few creditors that fit into this category, who will consist primarily of holders of small tort and employee litigation claims.  The Plan Proponents estimate that Allowed Claims in this Class will aggregate approximately $100,000.

Class 9 - HCS Assumed Claims

Class 9 is comprised of all claims that will be assumed by Reorganized HCS under the terms of the Investment Agreement.  These categories of claims are identified as “Current Liabilities” as reflected on the Schedule of Accounts attached to the Investment Agreement as Schedule 1.3 and identified as “Included.”  These obligations include ordinary course trade claims (other than identified disputed claims that constitute HCS General Unsecured Claim), ordinary course employee claims for wages and benefits, gaming obligations, and customer claims, whether they arose before or after the date of the filing of the petition.  In addition, HCS also is subject to various legal and administrative proceedings relating to personal injuries, workers’ compensation, employment matters, commercial transactions and other matters, which are included in Class 9.  These claims will be paid in full by Reorganized HCS.

Only “Allowed” Class 9 claims will be assumed by Reorganized HCS.  The designation of a category of claims as within Class 9 does not relieve any claimant from the effect of failure to file a proof of claim.  If you have a prepetition claim against HCS that has not been satisfied in full you must file a proof of claim with the Clerk of the Bankruptcy Court by the Bar Date to protect your rights. (See section IV.G. regarding the Bar Date)

Class 10  -  Other Unsecured Claims and Intercompany Claims
(Impaired; deemed to reject Plan and not entitled to vote.)

Class 10 is comprised of all Other Unsecured Claims and Intercompany Claims.  Other Unsecured Claims consist of all unsecured, nonpriority claims against a Debtor other than HCS.  Because these Debtors have no distributable assets, the holders of unsecured claims against them will not receive or retain any property under the Plan.  Claims that fit into this category include claims arising from the guaranty by HCS I, HCS II and H.L. of the First Mortgage Notes.  As set forth above, this category may also include the obligations to Paddlewheels under the Assignment Agreement and Marine Services Agreement.

Intercompany claims include (a) any account reflecting intercompany book entries between two Debtors, (b) any claim that is not reflected in such book entries and is held against a Debtor by a Debtor, or (c) any claim of an affiliate of a Debtor for management fees under the Management Agreement.  The Plan Proponents believe that any such claims are properly subordinated in these cases to the claims of other creditors.

Holders of Other Unsecured Claims and Intercompany Claims will not receive or retain any property on account thereof.

Class 11  -  Subordinated Claims
(Impaired; deemed to reject Plan and not entitled to vote.)

Class 11 is comprised of any claims subordinated under Section 510(b) or 510(c) of the Bankruptcy Code.

As detailed in Article IV.F. hereof, the Plan Proponents believe that cause may exist to equitably subordinate Black Diamond’s claim to the claims of other creditors under Section 510(c) of the Bankruptcy Code.  If the Debtors or Noteholder Newco commences an adversary proceeding against Black Diamond for equitable subordination of its claims and is successful, the claims will be classified in Class 11.  Any other claims that are subordinated under Sections 510(b) or 510(c) of the Bankruptcy Code would also be classified in Class 11.

Holders of Subordinated Claims will not receive or retain any property on account thereof.

Class 12  - Old Equity Interests
(Impaired; deemed to reject the Plan and not entitled to vote.)

Class 12 is comprised of all equity securities of the Debtors, including Paddlewheel’s residual partnership interest in HCS (other than equity securities of SCC) issued and outstanding before the Effective Date and any claims related to these securities.

All Old Equity Interests shall be cancelled, and holders of Old Equity Interests will not receive or retain any property or interest in property on account thereof.  Paddlewheels’ residual general partnership interest in HCS will be cancelled on the Effective Date of the Plan.  All other Old Equity Interest will be cancelled on the day after the Effective Date.

Class 13 - SCC Equity Securities
(Unimpaired; deemed to accept the Plan and not entitled to vote.)

Class 13 is comprised of all equity securities of SCC.

On the Effective Date, Reorganized HCS will continue to hold 100% of the SCC Equity Securities, which will continue to be evidenced by the existing stock certificates held by HCS.

E.                                      Implementation of the Plan (Article VI of the Plan)

1.              Plan Funding

Cash payments under the Plan will be funded by cash on hand.

2.              Continued Existence of HCS and SCC and Revesting of Assets

All of the assets and properties of the bankruptcy estate of HCS (other than Excluded Causes of Action and the cash to be distributed under the Plan) will be property of Reorganized HCS, which will continue to exist as a Louisiana general partnership.  SCC will also continue to exist as a Louisiana corporation for the sole purpose of being a co-issuer of debt securities.  The reorganized Company will be able to operate its business free of any restrictions of the Bankruptcy Court or Bankruptcy Rules other than those expressly imposed by the Plan or the Confirmation Order.

The Confirmation Order will provide that (i) the liens of the holders of Debt Securities under the First Mortgage Note Indenture and Senior Secured Note Indenture and related collateral documents will remain in full force and effect (without any break in attachment or perfection and without the necessity of executing, filing or recording any new documents or notices) and will be first priority perfected liens securing the New Notes issued under the

Amended and Restated New Note Indenture and (ii) that the liens on HCS I’s and HCS II’s general partnership interest in HCS will remain in effect after the Effective Date and will secure the New Notes, until such partnership interests are canceled under the Plan on the Investor Closing Date.

3.              Investment Agreement

On the Investor Closing Date, the transactions contemplated by the Investment Agreement to occur on the Investor Closing Date will be consummated, and Reorganized HCS will issue, sell and deliver to the Plan Sponsors all of the New Sponsor Interests, representing 75% of the equity of Reorganized HCS.

4.              Issuance of Equity Interests and New Securities

On the Effective Date, Reorganized HCS and Reorganized SCC will co-issue the New Notes and make them available to the Disbursing Agent for distribution in accordance with the Plan.  The New Notes will be issued to the Noteholders under the Amended and Restated Note Indenture, which shall be substantially in the form contained in the Plan Supplement.  On the Effective Date, Reorganized HCS will issue the New Noteholder Partnership Interests to Noteholder Newco under the Fourth Amended and Restated Joint Venture Agreement.  On the Effective Date, Noteholder Newco will issue the Noteholder Newco Interests and make them available to the Disbursing Agent for distribution in accordance with the Plan.  On the Investor Closing Date, Reorganized HCS will issue the New Sponsor Interests to the Plan Sponsors under the Investment Agreement and Fifth Amended and Restated Joint Venture Agreement.  The Confirmation Order will provide that the issuance of the Noteholder Newco Interests and the New Notes will be exempt from registration requirements in accordance with Section 1145 of the Bankruptcy Code.

5.              Cash Distributions

Distributions of cash to a holder of an Allowed Claim (other than in Class 5) shall be made on the latest of (A) the Distribution Date, (B) the date on which it becomes an Allowed Claim or (C) the date on which it would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the claim).  Distribution of the initial amount to be distributed under the Noteholder Cash Distribution, shall be made promptly after the “Final Net Working Capital Determination” under Section 1.4 of the Investment Agreement.  Each allowed Priority Tax Claim will be paid at Reorganized HCS’s option (a) on the latest of (i) the Distribution Date, (ii) the date on which it becomes an Allowed Claim or (iii) the date on which it would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim), or (b) to the extent permitted under Section 1129(a)(9) of the Bankruptcy Code, over six years from the assessment date thereof in equal annual installments, including interest on the unpaid portion of the claim, accruing from the Effective Date calculated at the short term AFR (as defined in 26 U.S.C. §  1274(d)) plus 3%, fixed as of the Effective Date.

6.              Cancellation of Debt Securities and Old Equity Interests

On the Effective Date, the promissory notes and related guaranties evidencing the Debt Securities and Paddlewheels’ Old Equity Interests will be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors thereunder will be discharged and released.  On the Investor Closing Date, immediately after the issuance of the New Sponsor Interests to the Plan Sponsors, the Hollywood Old Equity Interests will be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors thereunder will be discharged and released.

7.              Excluded Causes of Action and Excluded Liabilities

On the Effective Date, Noteholder Newco will be authorized to (a) hold, prosecute, settle or otherwise dispose of Excluded Causes of Action and (b) file objections and otherwise initiate actions to resolve any remaining issues regarding the allowance and payment of claims that constitute Excluded Liabilities or are held by defendants or potential defendants of Excluded Causes of Action, and (ii) the Estates shall transfer the Excluded Causes of Action to Noteholder Newco free and clear of all liens, claims and encumbrances.  Noteholder Newco shall also serve as the Disbursing Agent for distributions to Holders of claims in Class 7 and cash distributed to holders of claims in Class 5.  As soon as practicable after the Effective Date, Noteholder Newco shall be substituted as the plaintiff in all Excluded Causes of Action that were commenced by the Debtors before the Effective Date.

8.              Dissolution of Certain Debtors

After the Investor Closing Date, HCS I, HCS II and H.L. will be dissolved under applicable state law.

F.                                      Distribution (Article VII of the Plan)

1.              Disbursing Agent

Unless another person is designated by the Plan Proponents before confirmation of the Plan, Reorganized HCS will serve as the Disbursing Agent for distributions of securities issued under the Plan and to holders of claims that are assumed under the Investment Agreement.  Other than for the delivery of securities, Noteholder Newco will serve as the Disbursing Agent with respect to holders of claims that are not assumed under the Investment Agreement.

2.              Distributions to Holders of Debt Securities Claims

The Disbursing Agent will make all distributions otherwise payable to each holder of a Debt Securities Claim to the respective indenture trustee or agent, as applicable, who will make distributions in accordance with the provisions of this Plan.  The Reorganized Debtors will pay the reasonable fees and expenses of the indenture trustees and agents for making these distributions under the Plan.

Before the Effective Date, the Debtors will file a motion asking the Bankruptcy Court to set a record date for purposes of distribution to holders of Debt Securities Claims.

3.              Distribution Reserve

Other than with respect to obligations that are assumed under the Investment Agreement, the Disbursing Agent will establish a reserve sufficient to satisfy all Disputed Claims in accordance with the Plan if they should ultimately become Allowed.

The Disbursing Agent may move for a Bankruptcy Court order determining the maximum amount of any Disputed Claim for which reserves must be maintained and, if the Bankruptcy Court enters such an order, may adjust the amount held in the Distribution Reserve on account of that Disputed Claim in accordance therewith.  Except for Reserve Surplus generated by the disallowance or subordination of claims, the maximum amount of any Disputed Claim, so determined by the Bankruptcy Court will constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its Disputed Claim.

4.              Distributions Relating to Allowed Insured Claims

The Debtors may satisfy any Claim, in whole or in part, with the proceeds of any applicable insurance policy.

5.              Fractional Distributions

(i) New Notes:  The New Notes will be issued in denominations of $1000 or integral multiples thereof.  If a distribution to a holder of an Allowed Claim would otherwise result in the issuance of New Notes in a principal amount that is not an integral multiple of $1000, the distribution of New Notes will be rounded down to the next lower integral multiple of $1000.  Fractional interests will be combined into as many New Notes with $1000 increments to provide for the aggregate principal amount of New Notes issued on the Effective Date to be $140,000,000 with these New Notes distributed to holders of Allowed Claims with fractional interests in descending order until all New Notes have been distributed.  Except as provided in the previous sentence, no consideration will be provided to holders of claims in lieu of a fractional distribution of New Notes.

(ii)  Noteholder Newco Interests:  No fractional Noteholder Newco Interests will be issued.  If a distribution to a holder of an Allowed Claim would otherwise result in the issuance of a number of Noteholder Newco Interests that is not a whole number, the actual distribution of Noteholder Newco Interests will be rounded down to the next whole number.  No consideration will be provided to holders of claims in lieu of a fractional distribution of Noteholder Newco Interests.

6.              Withholding and Reporting Requirements

The Disbursing Agent will comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority in making distributions under the Plan.

7.              Defenses; Setoffs

Any defenses, counterclaims, rights of set off or recoupment of any Debtor with respect to a claim constituting an Assumed Liability will vest in and inure to the benefit of the respective Reorganized Debtor.  Any defenses, counterclaims, rights of set off or recoupment of any Debtor with respect to a claim constituting an Excluded Liability will vest in and inure to the benefit of Noteholder Newco.  To the extent permitted by law and subject to the prior two sentences, the Reorganized Debtor or Noteholder Newco, as applicable, may, but shall not be required to, set off against any claim, and the payments or other distributions to be made in respect thereof, claims of any nature whatsoever that any Debtor or Reorganized Debtor may have against the claim’s holder, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release of a claim or cause of action of any of the Reorganized Debtors or Noteholder Newco.

8.              Allowance of Claims; Postpetition Interest

Only holders of Allowed Claims will receive distributions, and the Disbursing Agent may withhold distributions to any creditor to allow the Disbursing Agent to determine whether to object to the claim.  The distributions provided for in the Plan and described above will be in full satisfaction of all of the Debtors’ obligations to the recipients thereof.  Other than the right to receive those distributions, holders of claims against the Debtors will have no rights against the Debtors on account of their claims, and holders of Old Equity Interests will have no rights against the Debtors on account thereof.

The amount of all Claims against the Debtors will be calculated as of the Petition Date.  Except as specifically provided in the Plan, no holder of a Claim will be entitled to Postpetition Interest.

9.              Section 1146 Exemption

Under Section 1146 of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

G.                                    Corporate Governance (Article VIII of the Plan)

1.              Administration Pending Effective Date

The Debtors will continue to operate their business as debtors in possession until the Effective Date.

2.              General Partner in Reorganized HCS

The Plan Sponsors and Noteholder Newco will be the general partners in Reorganized HCS.  The New Noteholder Partnership Interests will be non-voting.  A list of individuals who will serve as managers of the Plan Sponsors and officers and directors of Noteholder Newco and a summary of their qualifications and compensation will be contained in the Plan Supplement.

3.              Reorganized HCS Amended and Restated Joint Venture Agreement

On the Effective Date, the Fourth Amended and Restated Joint Venture Agreement will become effective.  On the Investor Closing Date, the Fifth Amended and Restated Joint Venture Agreement will become effective.  The Fourth Amended and Restated Joint Venture Agreement will provide for, among other things, the authorization and issuance of the New Noteholder Partnership Interests and Preferred Partnership Distributions, and other provisions necessary to facilitate the Plan’s consummation.  The Fifth Amended and Restated Joint Venture Agreement will provide for, among other things, the issuance of the New Sponsor Interests and other provisions necessary to facilitate the Plan’s consummation.

4.              Officers and Directors of Corporate Debtors

The respective officers and directors of HCS I, HCS II, and H.L. will continue to serve in those capacities after the Effective Date.  A list of individuals who will serve as officers and directors of Reorganized SCC and a summary of their qualifications and compensation will be contained in the Plan Supplement.

5.              Corporate / Partnership Action

If the Plan is confirmed all terms of this Plan may be put into effect and carried out without further action by the Debtors or Reorganized Debtors’ partners, officers, directors or stockholders.

6.              Noteholder Newco

On or before the Effective Date, HCS – Golf Course, L.L.C. will be converted into a Delaware corporation under Section 265 of the Delaware General Corporation Law.  The post-conversion entity is defined in the Plan as “Noteholder Newco.”  A list of individuals who will serve as officers and directors of Noteholder Newco’s and a summary of their qualifications and compensation will be contained in the Plan Supplement.  All terms of the Plan may be put into effect and carried out without further action by Noteholder Newco’s officers, directors, members or shareholders, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated therein.

H.                                    Executory Contracts and Unexpired Leases (Article IX of the Plan)

1.              Assumption and Rejection of Contracts and Leases

On the Effective Date, Reorganized HCS will (i) assume the executory contracts and unexpired leases on the Assumed Contract List, and (ii) reject the executory contracts and unexpired leases on the Rejected Contract List.  Other than with respect to executory contracts or unexpired leases that have been assumed or rejected by order of the Court prior to Confirmation Date,  Reorganized HCS will assume any executory contract or unexpired lease to which it is a party that does not appear on either the Assumed Contract or Rejected Contract List.  Except with respect to executory contracts or leases that have been previously assumed by order of the Court prior to the Confirmation Date, HCS I, HCS II, SCC and H.L. will each reject all executory contract or unexpired leases, to which it is a party.  Notwithstanding the foregoing, if the Plan specifically provides for the modification of any agreement to which a Debtor is a party those specific terms will control the parties’ rights thereunder.  Each Debtor reserves its right to amend the Assumed Contract and Rejected Contract Lists at any time before the Confirmation Hearing.

The deadline to file claims arising from the rejection of an executory contract or unexpired lease under the Plan is 30 days after confirmation of the Plan.  The deadline for a party to a rejected contract of intellectual property to make an election under Section 356(n) of the Bankruptcy Code is 30 days after the date of serve of notice that the executory contract has been rejected.

2.              Retiree Benefits

The Debtors’ obligation, if any, to pay “retiree benefits,” as that term is defined in section 1114(a) of the Bankruptcy Code, will continue, subject to the Debtors’ rights with respect thereto.

3.              Indemnification Obligations

The Debtors’ obligations to indemnify their present and former directors, officers, or employees under their certificates of incorporation, by-laws, employee-indemnification policies, state law, or any agreement will survive and be unaffected by the Plan’s confirmation, regardless of whether the right to indemnification arose before or after the Petition Date.

I.                                         Other Plan Provisions

1.              Exculpation and Limitation of Liability

The Plan provides a broad indemnity for certain participants who negotiated the terms of and solicited support for the Plan.  To the extent legally permitted, none of the Debtors, the Reorganized Debtors, the Estates, the Plan Sponsors, the Committees, the members of any Committee that served as a member thereof on or at any time after the Petition Date, U.S. Bank National Association, as indenture trustee, Noteholder Newco, nor any of their respective present or former members, managers, officers, directors, employees, advisors, attorneys, or agents (each, an “Indemnified Person”) shall have or incur any liability to any holder of a claim or an interest or any other person for any act or omission made in good faith in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of the Plan’s confirmation or consummation, or the administration of the Plan or the property to be distributed under the Plan, unless the act or omission constituted gross negligence or willful misconduct.

2.              Dissolution of the Committees

On the Effective Date, the duties of all Committees shall terminate, except with respect to any pending appeal of an order entered in the Chapter 11 Cases and the prosecution of Professional Fee Claims, but the Bondholder Committee will survive following the Effective Date for the limited purpose of ensuring the implementation of the Plan on behalf of holders of Debt Securities for a period not to exceed 90 days, unless otherwise extended by agreement between Noteholder Newco and the Bondholders’ Committee or by further order of the Court.  The reasonable fees and expenses of the Committees’ respective Professionals for performing services for these limited purposes will be paid by Noteholder Newco during the post-Effective Date period.

3.              Discharge

Except as otherwise provided in the Plan, HCS and SCC will be discharged, effective on the Effective Date, from any claim that arose before the Effective Date, to the fullest extent provided by Section 1141 of the Bankruptcy Code.  Confirmation of the Plan and the occurrence of the Effective Date do not discharge HCS I, HCS II, or H.L.

4.              Rights of Action

In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, Reorganized HCS and Reorganized SCC will retain and may (but are not required to) enforce all or any Rights of Actions (excluding Excluded Causes of Action which are transferred to Noteholder Newco) and all other similar claims arising under applicable state laws, if any, and all other Rights of Action of a trustee under the Bankruptcy Code.  Reorganized HCS and Reorganized SCC, in their sole and absolute discretion, may determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing) and will not be required to seek further approval of the Bankruptcy Court for such action.  Reorganized HCS and Reorganized SCC or any successors may pursue such litigation claims in accordance with the best interests of Reorganized HCS and Reorganized SCC or any successors holding such rights of action.

In accordance with Section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, Noteholder Newco may (but is not required to) enforce all or Excluded Trust Causes of Action.  Noteholder Newco,as a representative of the estates appointed for this purpose, shall retain and may determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action.  Notwithstanding the foregoing, Avoidance Actions arising under Sections 547 or 549(b) of the Bankruptcy Code or similar state laws may be asserted only by way of defense or to seek the disallowance of a claim under Section 502(d) of the Bankruptcy Code, and the right to an affirmative recovery under Sections 547 or 549(b) of the Bankruptcy Code is waived under the Plan and will not be retained by Reorganized HCS, Reorganized SCC or Noteholder Newco.

5.              Retention of Jurisdiction

The Bankruptcy Court will retain jurisdiction over the Chapter 11 Cases to the fullest extent permitted by law.

6.              Modification/Revocation of Plan

The Plan Proponents reserve the right to modify the Plan either before or after the Confirmation Date to the fullest extent permitted under Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.  The Debtors or the Bondholder Committee may withdraw the Plan at any time before the Effective Date.

VI.                                SECURITIES TO BE ISSUED UNDER THE PLAN

The following summarizes certain terms of the securities to be issued under the Plan.

1.              New Notes

The New Notes will be co-issued directly by Reorganized HCS and Reorganized SCC to the holders of First Mortgage Note Claims and Senior Secured Note Claims.

Issuers	Reorganized Hollywood Casino Shreveport and Reorganized Shreveport Capital Corporation.

Guarantors	Plan Sponsors.

Notes offered	$140,000,000 aggregate principal amount of 10% senior secured notes.

Maturity	7 years.

Interest

10% per annum. Interest will start to accrue on the earlier to occur of June 30, 2005 or the Grand Opening of rebranded Reorganized HCS. Interest will be paid in cash semi-annually in arrears payable February 1 and August 1 of each year beginning on February 1, 2006; provided, however, that up to four semi-annual interest payments may be paid by the issuance of additional New Notes with an aggregate principal amount equal to the interest due.

Ranking	The New Notes will be senior secured obligations of issuer ranking equal with all of issuer’s senior indebtedness and ranking senior to all of the issuer’s subordinated debt.

Security

The New Notes will be secured by a first priority security interest in substantially all of the issuers’ current and future assets.The liens of the holders of Debt Securities under the First Mortgage Note Indenture and Senior Secured Note Indenture and

related collateral documents will be amended and restated and as amended will continue in full force and effect after the Effective Date as first priority perfected liens to secure the New Notes. Liens on HCS I’s and HCS II’s general partnership interest in HCS will remain in effect after the Effective Date and will secure the New Notes, until such partnership interests are cancelled under the Plan on the Investor Closing Date. On the Investor Closing Date, the Plan Sponsors will grant security interests in their general partnership interests in Reorganized HCS.

Basic Covenants of the Indenture	The Amended and Restated Note Indenture will contain a 2-1 debt incurrence test and will also contain restrictive covenants typical for a high yield offering.

2.              Distributions to Noteholder Newco

Among other distributions under the Plan, under the Reorganized HCS Amended and Restated Joint Venture Agreement, Noteholder Newco will receive (i) the Preferred Partnership Distributions, and (ii) the New Noteholder Partnership Interests.

Preferred Partnership Distributions

Issuer	Reorganized HCS.

Preferred Capital Contribution Amount	$20,000,000.

Preferred Return

Commencing on the earlier to occur of June 30, 2005 or the Grand Opening of rebranded Reorganized HCS, the Preferred Capital Contribution Amount will accrue a preferred return of 13% per annum. The preferred return will compound quarterly.

Distributions

The Reorganized HCS Amended and Restated Joint Venture Agreement will provide a priority ahead of all distributions other than tax distributions for the use of distributable cash flow to reduce the accrued and unpaid preferred return and the Preferred Capital Contribution Amount.

On the eighth anniversary of the Effective Date, Reorganized HCS is required to distribute cash sufficient to reduce the Preferred Capital Contribution Amount to zero.

New Noteholder Partnership Interest

Issuer	Reorganized HCS.

Interests

The New Noteholder Partnership Interests will represent 25% of the general partnership interests issued under the Plan and the Reorganized HCS Amended and Restated Joint Venture Agreement. The New Noteholder Partnership Interests will not have any voting authority except as required by law or as otherwise agreed by the Plan Sponsors, subject to any required LGCB approval.

Call Option by Reorganized HCS

Reorganized HCS will have the right to call all of the New Noteholder Partnership Interests (but not less than all of the New Noteholder Partnership Interests) at any time after a full fiscal year of operations following the Effective Date where Reorganized HCS’s trailing EBITDAM for the four fiscal quarters preceding the date of the call exceeds $30,000,000. If Reorganized HCS exercises the call option, the price for the New Noteholder Partnership Interests would be 25% of six (6) times the four fiscal quarter trailing EBITDAM, minus debt including the New Notes, minus accrued and unpaid preferred return and the Preferred Capital Contribution Amount, plus available cash. A call payment would not be a Restricted Payment under the Amended and Restated Note Indenture.

Put Option by Noteholder Newco

Noteholder Newco shall have the right to put all of the New Noteholder Partnership Interests (but not less than all of the New Noteholder Partnership Interests) to Reorganized HCS for purchase at any time after a full fiscal year of operations following the Effective Date where Reorganized HCS’s trailing EBITDAM for the four fiscal quarters preceding the date of the put exceeds $30,000,000. If the holder of the New Noteholder Partnership Interests exercise the put and requires Reorganized HCS to purchase the New Noteholder Partnership Interests, the price for the New Noteholder Partnership Interests would be 25% of five and one-half (5.5) times the four fiscal quarter trailing EBITDAM, minus debt including New Notes, minus accrued and unpaid preferred return and the Preferred Capital Contribution Amount, plus available cash. A put payment would not be a Restricted Payment under the Amended and Restated Note Indenture.

Board observation rights

Unless prohibited by the applicable gaming authorities, subject to execution of a confidentiality agreement in form reasonably acceptable to the managing partner of Reorganized HCS, Noteholder Newco will have the right to attend all meetings of the Board of Managers (or other governing body) of the managing general partner that address items relating to the operation of HCS.

3.              Noteholder Newco Interests

Noteholder Newco will issue the Noteholder Newco Interests to holders of Note Deficiency Claims.

Issuer	Noteholder Newco

Equity Interest	100% of the equity interests of Noteholder Newco

4.              New Sponsor Interests

In consideration of their investment under the Investment Agreement, Reorganized HCS will issue the New Sponsor Interests to the Plan Sponsors on the Investor Closing Date.

Issuer	Reorganized HCS

Equity Interest	75% of general partnership interests of Reorganized HCS

VII.                            CERTAIN FACTORS AND RISKS AFFECTING HCS AND THE
REORGANIZED DEBTORS

A.                                    Certain Bankruptcy Law Considerations and Risks

1.              Risk of Non-Confirmation of the Plan

Although the Plan Proponents believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  There can also be no assurance that modifications of the Plan will not be required for Confirmation, that such modifications would not adversely affect the holders of the Allowed Claims or that such modifications would not necessitate the resolicitation of votes.

2.              Nonconsensual Confirmation

Under Section 1129(b) of the Bankruptcy Code, a Bankruptcy Court may confirm a reorganization plan even if an impaired class of claims or equity interests rejects (or is deemed to reject) it, as long as (among other factors) at least one impaired class accepts the plan (without counting the vote of any “insider” of the debtor) and the Bankruptcy Court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to each dissenting impaired class.  See Section IX.B.6, “CONFIRMATION AND EFFECTIVENESS OF THE PLAN – Requirements for Confirmation of the Plan – Nonconsensual Confirmation.”  Although HCS believes that the Plan satisfies these requirements and will request that the Bankruptcy Court confirm the Plan under that section, it is possible that the Bankruptcy Court will decline to do so.

3.              Risk of Non-Occurrence of the Effective Date

It is a condition to the occurrence of the Confirmation Date that, among other things, the Bankruptcy Court enter a Confirmation Order in form and substance satisfactory to the Plan Proponents and the Plan Sponsors.  It is a condition to the Effective Date that the Confirmation Date shall have occurred and the Closing under the Investment Agreement shall have occurred. If these conditions precedent have not been satisfied by May 31, 2005 (or any later date agreed to in writing by the Debtors, the Committees and the Plan Sponsors), the Bankruptcy Court may vacate the Confirmation Order.  In that event, the Plan would be deemed null and void, and the Debtors or the Plan Proponents may propose and solicit votes on an alternative plan that may not be as favorable to parties in interest as the Plan.

4.              Effect of Chapter 11 Cases on the Business

The Chapter 11 Cases may adversely affect HCS’s business.  These adverse effects may worsen if the Chapter 11 Cases are prolonged.  Although HCS intends to prosecute the Chapter 11 Cases vigorously and to seek the Plan’s prompt confirmation, the length of any bankruptcy case is subject to numerous factors, many beyond HCS’s control.

B.                                    Factors and Risks Affecting the Reorganized Debtors

1.              Inherent Uncertainty of Financial Projections

The business plan in Exhibit B attached hereto includes Projections covering Reorganized HCS’s operations through fiscal year 2009.  These Projections are based on assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the property, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reorganized HCS and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Reorganized HCS’s operations.  These variations may be material and may adversely affect the value of Reorganized HCS’s securities and its ability to make payments with respect to its indebtedness.  Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, perhaps significantly, the Projections should not be relied upon as a guaranty or other assurance of the actual results that will occur.

2.              History of Losses.

HCS has reported net losses since its opening in December of 2000 and had an operating loss of $0.2 million and a net loss of $14.6 million for the six months ended June 30, 2004.  As a result, HCS has a deficiency in its partners’ capital account.  Accordingly, its existing cash and cash flow from operations have not been sufficient to fund capital needs and debt service under its current capital structure.  In addition, there can be no assurance that HCS will not experience operating losses in the future.

3.              Deterioration of Business

HCS’s operating results have deteriorated during the last two years.  For the twelve month period ended December 2002, HCS’s earnings before interest, taxes, depreciation, amortization and management fees (“EBITDAM”) exceeded $20 million; for the twelve month period ended June 2004, the HCS’s Debtors EBITDAM was less than $11 million.

4.              Competition

The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than HCS’s.  Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in Louisiana, Oklahoma and other jurisdictions.

Legalized gaming is currently permitted in various forms throughout the U.S. and in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada.  Other jurisdictions may legalize gaming in the near future.  In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations.  New or expanded operations by other persons will increase competition for HCS’s gaming operations and could have a material adverse impact on HCS.

The Shreveport/Bossier City gaming market is characterized by intense competition and the market has not grown since HCS opened.  The Company competes directly with four casinos, three of which have operated in the Shreveport/Bossier City market for several years and have established customer bases. In May 2003, an existing race track, which had been acquired by one of the existing casinos in the market, opened a temporary gaming facility with approximately 900 slot machines.  That race track completed construction and opened a new permanent facility accommodating 1,400 slot machines in April 2004. Casino gaming is currently prohibited in several jurisdictions from which the Shreveport/Bossier City market draws customers, primarily Texas.  Although casino gaming is currently not permitted in Texas, the Texas legislature has from time to time considered proposals to authorize casino gaming.  In July 2003, the Chickasaw Nation announced the opening of WinStar Casinos, a Las Vegas-style, 110,000-square-foot gaming facility located in Oklahoma approximately 60 miles north of the Dallas/Fort Worth area.  Although gaming in Oklahoma is limited by law to Class II-type games, which games have previously been technologically incapable of offering a similar entertainment experience to our Class III-type games, recent innovations have allowed the Class II-type product to compete much more effectively than in the past.  In November 2004, voters in Oklahoma approved several ballot initiatives which, when fully implemented, will (1) allow Class II-type games at three Okalahoma racetracks, the closest of which is approximately 200 miles from the Dallas/Fort Worth area; (2) allow several new electronic gaming devices, including video poker, that are defined as “games of skill” at native-American casinos; and (3) allow certain “player-pooled” table games such as poker, blackjack and some Asian games at native-American casinos.  Since HCS draws a significant amount of its customers from the Dallas/Fort Worth area, but is located approximately 190 miles from that area, the Company believes it will face increased competition from the WinStar Casinos, racetracks and similar types of facilities.

5.              New Notes are Non-Recourse Debt.

The New Notes are non-recourse to the Plan Sponsors.  That is, only Reorganized HCS and Reorganized SCC are liable to make payments on the New Notes.  If they are unable to do so, holders of the New Notes will not have any recourse against the Plan Sponsors, and the Plan Sponsors will not have any obligation either to advance funds to Reorganized HCS or Reorganized SCC to enable them to make payments on the New Notes, and neither the Plan Sponsors nor any of the Eldorado affiliates will be liable for any amounts owing on the New Notes.  Therefore, the value of the New Notes and the security as an investment are strictly dependent on the performance of Reorganized HCS.

6.              Limited Plan Sponsor Investment in Reorganized HCS.

The Plan Sponsors are investing $5 million in Reorganized HCS, which will be left with approximately $18.2 million in cash on the Investor Closing Date to fund working capital and capital expenditure needs, which are substantial, until Reorganized HCS generates its own cash from operations.  The Plan Sponsors are not required to invest any other funds in Reorganized HCS, so if Reorganized HCS requires additional capital for operations, capital expenditures or cash for payment of debt service on the New Notes or equity distributions on the Preferred Partnership Distributions, we cannot give you any assurance that Reorganized HCS will have access to additional capital for any of those purposes.

Black Diamond has advised the Debtors that it believes the structure of the Eldorado investment creates an additional risk.  It argues that because the Plan Sponsors are investing only $5 million in Reorganized HCS and expect to receive management fees in the first two years of operations of at least $5 million, the Plan Sponsors might not have as great an incentive to invest additional capital to support the operations and capital needs of Reorganized HCS as might an investor who had made a materially larger initial investment in Reorganized HCS which it sought to protect.  The Plan Proponents do not agree with Black Diamond’s view of this matter.  The Plan Proponents believe that Eldorado’s investment is more than just the cash investment - Eldorado is also investing significant management time as well as its brand name.  Further, Black Diamond’s assertion on this matter ignores sunk cost theory.  The investment of additional capital by any investor should be based on the expected returns of such investment, not based on how much money had previously been invested.

7.              Reliance on Key Personnel

Reorganized HCS’s success and future prospects depend upon the contributions of the Plan Sponsors’ proposed senior management team.  There can be no assurance that Reorganized HCS would be able to find qualified replacements for these individuals if their services were not available.  The loss of services of one or more members of the senior management team could have a material adverse effect on Reorganized HCS’s business, financial condition, and results of operations.

8.              Regulatory Issues

As a preliminary matter, the transactions contemplated by the Plan and Investment Agreement are subject to regulatory approval, including from the LGCB and as required under the Hart-Scott-Rodino Antitrust Improvement Act.  The Plan Proponents cannot assure you that such approvals will be obtained.

As owners and operators of a gaming facility, HCS is subject to extensive state and local regulation.  The gaming laws may be changed at any time.  In addition, the state agencies have broad rulemaking authority when interpreting the laws and developing regulations to implement the laws and may change their interpretations at any time.  State and local authorities require HCS to demonstrate suitability to obtain and retain various licenses and require that HCS have registrations, permits and approvals to conduct gaming operations.  Various regulatory authorities may, for any reason set forth in applicable legislation, rules and regulations, limit, condition, suspend or revoke a license or registration to conduct gaming operations and have broad powers to approve changes in such operations.  Like all gaming operators in Louisiana, HCS must periodically apply to renew its gaming licenses or registrations and have the suitability of certain of its owners, directors, officers and employees approved.  HCS cannot assure you that it will be able to obtain such renewals or approvals.  Regulatory authorities may also levy substantial fines against or seize HCS’s assets or the people involved in violating gaming laws or regulations.  Any of these events could have a material adverse effect on Reorganized HCS’s business, financial condition and results of operations.

HCS has demonstrated suitability to obtain and has obtained all governmental licenses, registrations, permits and approvals necessary for it to operate its existing gaming facility.  HCS cannot assure you that the Plan Sponsors or Reorganized HCS will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals.  The approval process can be time-consuming and costly and HCS cannot be sure that it will be successful.

Gaming authorities in Louisiana generally can require that any beneficial owner or holder of HCS’s equity or debt securities file an application for a finding of suitability.  At a time prescribed by the gaming authority the gaming authority has the power to investigate an owner’s or holder’s suitability and the owner or holder must pay all costs of the investigation.  If the owner or holder fails to provide information, respond to questions, make required filings or submissions or is found unsuitable or otherwise fails to comply with the requirements of the gaming authorities, then the owner or holder may be required by law to dispose of HCS’s securities on the terms set forth in the Fifth Amended and Restated Joint Venture Agreement or the Amended and Restated Indenture relating to the New Notes, as applicable.

Immediately upon the imposition by the gaming authorities on an owner or holder of HCS’s equity or debt securities of a requirement to dispose of such owner’s or holder’s equity or debt securities, such owner or holder, to the extent required by applicable gaming laws, will have no further right:

•                                          to exercise, directly or indirectly, through any trustee or nominee or any other person or entity any right conferred by such equity or debt securities;

•                                          to receive any interest, dividends, other economic benefit or any remuneration with respect to such equity or debt securities; or

•                                          to continue in an ownership or economic interest in HCS.

From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or that may otherwise adversely impact HCS’s operations in the jurisdiction in which HCS operates.  Any expansion of gaming or restriction on or prohibition of HCS’s gaming operations could have a material adverse effect on its operating results.

The current gaming license of HCS was set to expire on October 14, 2004.  On September 14, 2004, the gaming authorities conditionally renewed the license subject to certain conditions being satisfied including, among others, the condition that a Petition for Approval of Transfer of Interests be filed with the gaming authorities by October 19, 2004.  The conditions imposed by the gaming authorities on September 14, 2004 were timely satisfied and the gaming authorities have commenced their suitability investigation of the transactions and the transferees that are the subject of the Petition for Approval of Transfer of Interests.

9.              Taxation

The Company believes that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming.  As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and local income taxes, and such taxes and fees are subject to increase at any time.  The Company pays substantial taxes and fees with respect to its operations.  From time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry.  In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes.  It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws.  Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

10.       Inclement weather and other conditions could seriously disrupt operations

The operations of HCS’s facilities are subject to disruptions or reduced patronage as a result of severe weather conditions.  The facility is subject to risks including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions.  Reduced patronage or the loss of service to the casino for any period of time due to severe weather could adversely affect HCS’s business, financial condition and results of operations.

11.       HCS is subject to environmental laws and potential exposure to environmental liabilities

The Company is subject to various federal, state and local environmental laws and regulations that govern our operations, including emissions and discharges into the environment, and the handling and disposal of hazardous and non-hazardous substances and waste.  Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities or restrictions.  From time to time, the Company has incurred and is incurring costs and obligations for correcting environmental noncompliance matters.  To date, none of these matters have had a material adverse effect on HCS’s business financial condition or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

12.       Energy and fuel price increases may adversely affect costs of operations and our revenues

HCS’s casino property uses significant amounts of electricity, natural gas and other forms of energy.  While no shortages of energy have been experienced, the recent substantial increases in the cost of electricity in the United States may negatively affect results of operations.  The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases.  Dramatic increases in fuel prices may also affect customer visits.

VIII.                        HOW TO VOTE ON THE PLAN

If you have any questions about the voting procedures for voting your claim or the packet of material you received, please contact the Voting Agent:

Robert L. Berger & Associates, LLC.

(Hollywood Casino Shreveport)

16161 Ventura Blvd.

PMB #606

Encino, CA 91436-2588

(818) 906-8300

If you believe that you received the wrong Ballot or if you wish to obtain an additional copy of this Disclosure Statement, please contact the Voting Agent.

A.                                    Classes Impaired Under the Plan; §1126(e)

Classes 3, 4, 5, and 7 are impaired under, and entitled to vote on, the Plan.  Classes 10, 11 and 12 are also impaired under the Plan, but because these classes will not receive any distributions under the Plan, they are deemed to reject the Plan under Bankruptcy Code section 1126(g), and the votes of holders claims or of interests in these Classes will not be solicited.

Because Class 3 (First Mortgage Note Claims) and Class 5 (Note Deficiency Claims) relate to claims of holders of First Mortgage Notes a single ballot will be used for voting claims in both of these classes.

Because Class 4 (Senior Secured Note Claims) and Class 5 (Note Deficiency Claims) relate to claims of holders of Senior Secured Notes a single ballot will be used for voting claims in both of these classes.

A vote may be disregarded if the Bankruptcy Court determines, under section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.  As set forth in Section IV.F., the Plan Proponents are investigating whether cause exists to seek to designate the vote of Black Diamond.  The Plan Proponents reserve the right to seek to designate votes of other creditors.

B.                                    Voting Procedures

[            , 2005] at 4:00 p.m. (Central Time)  is the record date for determining which holders of securities of and claims against the Debtors are entitled to vote on the Plan.  [            , 2005] at 4:00 p.m. (Central Time) is the deadline for voting on the Plan. The indenture trustees or agents, as the case may be, for the Debtors’ securities will not vote on behalf of the holders of these securities.  Holders must submit their own Ballots in accordance with these procedures and the instructions accompanying the Ballot.  Please review the Ballot carefully before you vote.  If you hold securities in more than one Class entitled to vote, you should receive a Ballot in each Class.

1.              Holders of HCS General Unsecured Claims

Holders of HCS General Unsecured Claims should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent by the Voting Deadline, using the enclosed, self-addressed envelope.  If no return envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

2.              Beneficial Owners of Debt Securities

Any beneficial owner holding HCS’s securities as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent by the Voting Deadline, using the enclosed, self-addressed envelope.  If no return envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

Any beneficial owner holding HCS’s securities in “street name” through a brokerage firm, bank, trust company, or other nominee should vote on the Plan through its nominee by following these instructions:

Review and complete the Ballot, and then sign the Ballot (unless the Ballot has already been signed or “prevalidated” by your nominee).

Return the Ballot in the enclosed pre-addressed, envelope.  If the enclosed return envelope is addressed to your nominee, make sure that your nominee receives it in time to process your vote and deliver it to the Voting Agent by the Voting Deadline.  If no return envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

Any Ballot returned to a nominee by a beneficial owner will not be counted unless the nominee properly completes and delivers to the Voting Agent a master ballot that reflects the vote of the beneficial owner.

Any beneficial owner that owns securities through more than one broker, bank, or other nominee may receive multiple mailings containing Ballots.  Such a beneficial owner should execute a separate Ballot for each block of HCS’s securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope addressed to that nominee.

Owners of securities must vote all their securities either to accept or to reject the Plan and may not split their vote.

Beneficial owners who execute multiple Ballots with respect to any Class of securities held through more than one nominee must indicate on each Ballot the names of ALL other nominees and the additional amounts of securities so held and voted.

3.              Instructions to Brokerage Firms, Banks, and Other Nominees

An entity (other than a beneficial owner) who is a registered holder of HCS securities on the Record Date  (or an agent of that entity) should immediately distribute a copy of this Disclosure Statement and accompanying materials, the Ballot, and a self-addressed return envelope to each beneficial owner for whom it holds HCS’s securities.

To transmit the votes of beneficial owners of HCS’ securities, the nominee may either:

(a)  deliver the beneficial owner Ballot and this Disclosure Statement and accompanying materials to each beneficial owner for which it holds securities and take any action required to enable each beneficial owner to (i) complete and execute the beneficial owner Ballot and (ii) return the completed, executed Ballot to the nominee in sufficient time to enable it to complete the master ballot and deliver it to the voting agent by the Voting Deadline;

or

(b)  prevalidate the beneficial owner Ballot (by signing that Ballot and by indicating on the Ballot the record holder of the securities voted, the principal amount of securities, and the appropriate account numbers through which the beneficial owner’s holdings are derived) and then forward the Ballot, this Disclosure Statement, and accompanying materials to the beneficial owner of the securities for voting so that the beneficial owner may return the completed Ballot directly to the Voting Agent in the enclosed return envelope.

For beneficial Ballots returned to a nominee, the nominee must (i) complete the master ballot to reflect the voting instructions given to it in the beneficial owner Ballots, (ii) forward the master ballots to the Voting Agent, and (iii) retain the beneficial owner Ballots and related information in its records for one year after the Voting Deadline.  A proxy intermediary acting on behalf of a nominee or beneficial owner brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of that party.

If a nominee is both the registered or record holder and the beneficial owner of securities and wishes to vote them, it may return either a beneficial owner Ballot or a master ballot.

4.              Instructions for Fiduciaries and Other Representatives

A trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person who signs a Ballot in a fiduciary or representative capacity should indicate its capacity when signing and, unless otherwise determined by HCS, submit proper evidence satisfactory to HCS of authority to do so.  Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

IX.                                CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.                                    Confirmation Hearing

The Bankruptcy Court has scheduled the hearing to consider confirmation of the Plan on [         , 2005] at [     ].  Under section 1128(b) of the Bankruptcy Code, any party in interest may object to the Plan’s confirmation.  The Bankruptcy Court has set [           , 2005] as the deadline for filing with the Bankruptcy Court and serving on parties in interest any objections to the Plan.  The Bankruptcy Court may adjourn the confirmation hearing from time to time without further notice except for an announcement of the adjourned date at the confirmation hearing.

B.                                    Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the confirmation requirements specified in section 1129 of the Bankruptcy Code.  That section includes numerous technical requirements that, the Plan Proponents believe, the Plan satisfies in full.  The following discusses certain of those requirements:  whether the Plan satisfies the “best interests test,” whether the Plan is “feasible,” and whether the Bankruptcy Court may confirm the Plan despite the fact that Classes 10 (Other Unsecured Claims and Intercompany Claims), 11 (Subordinated Claims) and 12 (Old Equity Securities) are deemed to reject it and other Classes may vote to reject the Plan.

1.              Feasibility of the Plan

To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.  This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement.  The Plan Proponents believe that Reorganized HCS will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.

To demonstrate the feasibility of the Plan, the Plan Sponsors have prepared financial Projections for the first four years after the Investor Closing Date, which are set forth in Exhibit B attached to this Disclosure Statement.  These Projections indicate that Reorganized HCS and Reorganized SCC should have sufficient cash flow to pay and service their obligations and to fund their operations.  The Plan Proponents, in consultation with their respective financial advisors, have reviewed these Projections and believe that they are reasonable and achievable, consistent with the current financial performance of HCS and the plans for capital improvements, rebranding, marketing, and business operations.  Accordingly, the Plan Proponents believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.  As noted in the Projections, however, the Plan Proponents caution that no representations can be made as to the accuracy of the Projections or as to Reorganized HCS’s ability to achieve the projected results.  Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of Reorganized HCS.  Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the projections were prepared may be different from those assumed or may be unanticipated and may adversely affect Reorganized HCS’s financial results.  Therefore, the actual results may vary from the projected results, and the variations may be material and adverse.  See Section VII, “Certain Factors and Risks Affecting the Company,” for a discussion of certain risk factors that may affect financial feasibility of the Plan.

The Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants, the practices recognized to be in accordance with generally accepted accounting principles, or the rules and regulations of the SEC regarding projections.  Furthermore, the Projections have not been audited by the Debtors’ independent accountants.  Although presented with numerical specificity, the Projections are based upon a variety of assumptions, some of which in the past have not been achieved and which may not be realized in the future, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Plan Proponents.  Consequently, the Projections should not be regarded as a representation or warranty by the Plan Proponents, or any other person, that the Projections will be realized.  Actual results may vary materially and adversely from those presented in the Projections.

2.              Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims and interests vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan.  Thus, a Class of claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a Class of interests has accepted the Plan if holders of such interests holding at least two-thirds in amount actually voting have voted to accept the Plan.  Holders of claims or interests who fail to vote are not counted as either accepting or rejecting a plan.  The vote of any entity whose acceptance or rejection was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code may be designated as such under Section 1126(e) of the Bankruptcy Code and would not be counted.

3.              Best Interest Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interest” of any holder of a claim or interests whose Class is impaired by the plan and who has not accepted the plan.  The “best interest” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all holders of claims or interests in an impaired class have accepted the plan or (ii) the plan will provide a holder who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of holders of unsecured claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s unencumbered assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by the costs of liquidation under chapter 7 of the Bankruptcy Code, including the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, additional administrative claims and other wind-down expenses.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.  The liquidation also would prompt the rejection of a most (if not all) of the Debtors’ executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation.  If such probable distribution has a value that is not greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan meets the best interest test.

4.              Application of the Best Interest Test to the Liquidation Analysis and the Valuation of the Reorganized Debtors

A liquidation analysis prepared with respect to each of the Debtors is attached as Exhibit D to this Disclosure Statement.  The Plan Proponents believe that any liquidation analysis is of necessity somewhat speculative.  For example, the liquidation analysis necessarily contains an estimate of the amount of claims that will ultimately become Allowed.  In preparing the liquidation analysis, the Plan Proponents have projected an amount of Allowed Claims based on their books and records.  No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of claims at the projected amounts of claims set forth in the liquidation analysis.  The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of Allowed Claims and interests under the Plan.  In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions.

Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Plan Proponents believe that, taking into account the liquidation analysis and the valuation analysis of the Reorganized Debtors, the Plan meets the “best interest” test of section 1129(a)(7) of the Bankruptcy Code.  The Plan Proponents believe that the members of each impaired class will receive at least as much under the Plan as they would in a liquidation in a hypothetical chapter 7 case.  Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Company as a going concern rather than a forced liquidation of the Debtors will allow the realization of more value for the Debtors’ assets.

Specifically, because the gaming license is not an asset of HCS that could be sold as part of the sale of the assets of HCS, the Company believes a conversion to chapter 7 could cause a precipitous decline in the value of HCS’s assets. Additionally, conversion to chapter 7 would create additional costs to the estates.  Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, and potential litigation costs.  The liquidation itself may trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.  All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

5.              Estimated Valuation of the Reorganized Debtors

A copy of the reorganization valuation analysis of Reorganized HCS and the securities to be issued under the Plan is attached to this Disclosure Statement as Exhibit C.  The valuation analysis of Reorganized HCS contains numerous estimates and assumptions.  For example, the value of the new securities to be issued under the Plan cannot be determined with precision due to the absence of a current public market for these securities.

6.              Nonconsensual Confirmation

A Bankruptcy Court may confirm a plan, even if it is not accepted by all impaired classes of claims and interests, if, among other things, the plan “does not discriminate unfairly” and is “fair and equitable” as to each class that has rejected, or is deemed to have rejected the plan.

Under the Company’s Plan, Classes 10 (Other Unsecured Claims and Intercompany Claims), 11 (Subordinated Claims) and 12 (Old Equity Securities) will receive no distributions and are therefore deemed to reject the Plan.  Accordingly, the Bankruptcy Court must find that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 10, 11, and 12 and with respect to any Class that rejects the Plan.

A plan is fair and equitable with respect to a class of secured claims that rejects the plan if the plan provides (l)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.  The holders of Other Secured Claims are unimpaired under the Plan.  Although Class 3 First Mortgage Note Claims and Class 4 Senior Secured Note Claims are impaired, the holder of Claims in those Classes will receive New Notes secured by a first priority lien in substantially all of the assets of Reorganized HCS in an amount equal to the value of their Allowed Secured Claims, which notes have interest and payment terms providing for deferred cash payments totaling at least the allowed amount of these claims.  Therefore, the Plan Proponents believe that the Plan is fair and equitable with respect to holders of secured claims in Classes 3 and 4.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.  Under the Plan, holders of unsecured claims in Class 5 (Note Deficiency Claims), Class 7 (HCS General Unsecured Claims), Class 10 (Other Unsecured Claims and Intercompany Claims),  and Class 11 (Subordinated Claims) are impaired under the Plan.  No claims junior to any of these Classes will receive or retain any property under the Plan, and, holders of claims in Classes senior to these Classes will not receive payment of more than the Allowed amounts of their claims.  Therefore, the Plan Proponents believe that the Plan is fair and equitable as to Classes 5, 7, 10 and 11.

Under section 1129(b)(2)(C) of the Bankruptcy Code, a plan is fair and equitable as to a class of equity interests that rejects the plan, if the plan provides (i) that each holder of an interest in the class will receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the interest, or (ii) that no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of its junior interest.  The Plan Proponents believe that the Plan satisfies clause (ii) of section 1129(b)(2)(C) because there is no class junior to Class 12.  It follows that no interest junior to Old Equity Interests in Class 12 will receive any property under the Plan.

Finally, under the “fair-and-equitable” requirement, the Court must find that no Class will be paid more than in full.  Under the Plan, the Company will pay all Claims that are receiving distributions under the Plan in full in cash, except for Classes 3, 4, 5, and 7.  Classes 3 and 4 are receiving New Notes in an amount equal to the value of their Allowed Claims.  Classes 5 and 7 are receiving substantially less than the face amount of their claims.

C.                                    Effective Date of the Plan

1.              Conditions Precedent to Confirmation and Effectiveness and Consummation of the Plan

Under Section 10.1 of the Plan, it is a condition to the Confirmation Date that, among other things, (i) the Bankruptcy Court enter a Confirmation Order in form and substance satisfactory to the Plan Proponents and the Plan Sponsors and (ii) the amount of Allowed and Disputed HCS General Unsecured Claims are less than $13,000,000.  Under Section 10.2 of the Plan, it is a condition to the Investment Closing Date that the Confirmation Date shall have occurred and the Effective Date of the Plan shall have occurred.

2.              Waiver of Conditions

The Plan Proponents, and the Plan Sponsors may jointly waive, in whole or in part, any condition in Section 10.1 of the Plan, without notice and without a hearing.  The failure to satisfy any condition not so waived will preclude Confirmation or the Effective Date’s occurrence, as the case may be, regardless of the circumstances giving rise to the failure (including any action or inaction by any of the Plan Proponents).  The waiver of a condition in Section 10.1 will not constitute a waiver of any other condition.

3.              Effect of Failure of Conditions

If the conditions precedent to the occurrence of the Effective Date have not been satisfied by May 31, 2005 (or any later date agreed to in writing by the Plan Proponents, the Committees and the Plan Sponsors), the Bankruptcy Court may vacate the Confirmation Order.  In that event, the Plan would be deemed null and void, and the Debtors or the Bondholder Committee may propose and solicit votes on an alternative plan that may not be as favorable to parties in interest as the Plan.

4.              Effect of Confirmation

If the Plan is confirmed and becomes effective, its terms will be binding on all creditors and equity interest holders, including those who voted to reject the Plan or did not vote.

X.                                    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Company under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A.                                    Liquidation Under Chapter 7

If no plan can be confirmed, the chapter 11 Debtors’ cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.

Because the gaming license is not an asset of HCS that could be sold as part of the sale of the assets of HCS and because financial suitability is a continuing condition to the license, the Plan Proponents believes a conversion to chapter 7 could cause a loss of the license and a precipitous decline in the value of HCS’s assets.  Accordingly, the Plan Proponents believe that liquidation under chapter 7 would result in much smaller distributions being made to creditors of HCS than those being provided for in the Plan because (a) the value of the assets would not include the inherent value provided by the gaming license, (b) it is likely that the Debtors’ assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (c) additional administrative expenses would be involved in the appointment of a trustee, and (d) additional expenses and claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations.  A liquidation analysis is attached hereto as Exhibit D.

B.                                    Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets.  The Plan Proponents have explored various alternatives in connection with the formulation and development of the Plan described herein.  The Plan Proponents believe that the Plan enables creditors to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater, but indeterminate, recoveries than would be obtained in chapter 7.  For that and other reasons, a liquidation under chapter 11 may be preferable to a chapter 7 liquidation.  The Plan Proponents believe that any liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

XI.                                CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.                                    General

The following is a summary of certain Federal income tax consequences of the transactions proposed in the Plan for holders of claims that are entitled to vote to confirm or reject the Plan, and for HCS.  This summary is provided for information purposes only, is not intended to be a substitute for the receipt of tax advice, and is based upon existing Federal income tax law, which is subject to change, possibly with retroactive effect.  This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of claims in light of their specific circumstances (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, partnerships, and foreign persons) or to persons that hold their First Mortgage Notes and Senior Secured Notes, or will hold their New Notes as part of a straddle, hedge, conversion, or constructive sale transaction for Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below.  This summary assumes that holders have held their First Mortgage Notes and Senior Secured Notes and will hold their New Notes and Noteholder Newco Interests as “capital” assets (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”).  This summary furthermore does not address the Federal income tax consequences to holders of claims who are not entitled to vote.  In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan.  Developments of law subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the Federal income tax consequences of the Plan and the transactions contemplated thereunder.  No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has been obtained by the Plan Proponents in respect thereof.  The tax consequences to any particular investor may be uncertain and may vary depending on a holder’s individual circumstances.  Accordingly, each holder of a claim is urged to consult his tax advisor regarding the (i) Federal, state, local, and foreign income and (ii) other tax consequences of the Plan to such holder.

B.                                    Certain Federal Income Tax Consequences to Holders of Claims

1.              Holders of First Mortgage Note Claims (Class 3), Senior Secured Note Claims (Class 4), and Note Deficiency Claims (Class 5)

A holder of First Mortgage Note Claims, Senior Secured Note Claims, and Note Deficiency Claims (collectively, the “Noteholders”) should be treated as exchanging their First Mortgage Notes or Senior Secured Notes, as the case may be, for New Notes and Noteholder Newco Interests, in a taxable exchange for Federal income tax purposes.  Accordingly, a Noteholder will recognize gain or loss, for Federal income tax purposes, in an amount equal to the difference between (i) the sum of the stated principal amount of the New Notes and the fair market value of the Noteholder Newco Interests received, by the Noteholder in the exchange (other than the amount of such consideration attributable to accrued but unpaid interest on the First Mortgage Notes and Senior Secured Notes) and (ii) the aggregate adjusted tax basis of the First Mortgage Notes or Senior Secured Notes surrendered by the Noteholder in exchange therefor.  Any gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the notes as discussed below) or loss, and will be long-term if the notes have been held for more than one year as determined on the Effective Date.  In addition, the claim of a deduction in respect of a capital loss for Federal income tax purposes may be subject to limitations for Federal income tax purposes.  Noteholders will have a tax basis in (i) the New Notes equal to their stated principal amount and (ii) the Noteholder Newco Interests equal to their fair market value.  The holding period for the New Notes and Noteholder Newco Interests will commence with the Effective Date.  Any portion of the New Notes and Noteholder Newco Interests received by a Noteholder that is attributable to accrued but unrecognized interest on the notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

A First Mortgage Note or Senior Secured Note has “market discount” if its principal amount exceeded its tax basis at the time of the holder’s acquisition of the First Mortgage Note or Senior Secured Note, as the case may be, unless a statutorily-defined de minimis exception applies.  Gain recognized by the holder with respect to a note that was acquired with market discount will generally be subject to tax as ordinary interest income to the extent of the market discount accrued during the holder’s period of ownership.  This rule will not apply if the holder had previously elected for Federal income tax purposes to include accrued market discount in income during the period that the holder held such note.

2.              Holders of HCS General Unsecured Claims (Class 7)

A holder who holds an unsecured claim against HCS other than HCS convenience claims and deficiency claims under the First Mortgage Notes and Senior Secured Notes will generally recognize income or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash received by such holder in respect of its claim and (ii) such holder’s adjusted tax basis in its unsecured claim cancelled under the Plan.

C.                                    Certain Federal Income Tax Consequences to Holders of New Notes

1.              Original Issue Discount and State Interest

The New Notes will be issued with original issue discount, for Federal income tax purposes, in an amount equal to the excess of the aggregate payments due under the notes over the initial issue price of the New Notes which will be equal to the stated principal amount of the New Notes.  Accordingly, Noteholders will be required to include original issue discount in ordinary income over the period that they hold the New Notes in advance of the receipt of cash attributable thereto (but will not recognize ordinary income upon receipt of cash payments of stated interest or payment-in-kind notes).  Any amount of original issue discount included in income will increase the adjusted issue price of the New Notes and a Noteholder’s tax basis in its New Notes in an amount equal to such original issue discount income inclusion.  The adjusted issue price of, and a Noteholder’s adjusted tax basis in, the New Notes will be reduced by any cash payments of stated interest on the New Notes.

2.              Sale, Exchange, Retirement, or other Disposition of New Notes

A Noteholder will recognize capital gain or loss upon the sale, exchange, redemption, or other disposition of a New Note in an amount equal to the difference between the amount realized on the disposition and the Noteholder’s adjusted tax basis in such note.  Any capital gain or loss will be long-term if the New Note has been held for more than one year.  The claim of a deduction in respect of a capital loss, for Federal income tax purposes, may be subject to limitations.

D.                                    Certain Federal Income Tax Consequences to Holders of Noteholder Newco Interests

1.              Disposition of Noteholder Newco Interests

(a)  Sale or Other Taxable Disposition (Other than a Redemption).  A holder of Noteholder Newco Interests will generally recognize gain or loss, for Federal income tax purposes, upon the sale or other taxable disposition (other than a redemption) of the Noteholder Newco Interests in an amount equal to the difference between the amount realized by the holder in such disposition and such holder’s adjusted tax basis in the Noteholder Newco Interests.  Any such gain or loss will be capital gain or loss and will be long-term if the Noteholder Newco Interests has been held for more than one year.  The claim of a deduction in respect of a capital loss, for Federal income tax purposes, may be subject to limitations.

(b)  Redemption.  If the Noteholder Newco Interests are redeemed in a transaction in which the holder of the Noteholder Newco Interests will not have, or be deemed to have, a continuing, significant equity interest in Newco after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a holder will recognize gain or loss, for Federal income tax purposes, in accordance with the rules described in the immediately preceding paragraph.  If, on the other hand, the Noteholder Newco Interests are redeemed in a transaction in which the holder of the Noteholder Newco Interests retains a significant equity interest in Newco after the redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon the redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such holder’s pro rata share of the earnings and profits of Newco as determined for Federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

E.                                      Certain Federal Income Tax Consequences to HCS

HCS is treated as a partnership for Federal income tax purposes.  As such, HCS is not itself subject to Federal income tax.  Rather, each existing partner that holds a partnership interest in HCS in computing its own Federal income tax liability for a taxable year takes into account its allocable share of all items of HCS’s income, gain, loss, deduction and expense for the taxable year of HCS ending within or with such taxable year of such partner, regardless of whether such partner receives distributions from HCS.

XII.                            EXEMPTION FROM SECURITIES ACT REGISTRATION

The Plan contemplates the issuance of certain securities to the Noteholders consisting of the New Notes and the Noteholder Newco Interests.  Section 1145 of the Bankruptcy Code creates certain exemptions from the registration and licensing requirements of federal and state securities laws with respect to the issuance and distribution of securities by a debtor under a plan of reorganization to holders of claims or interests wholly or principally in exchange for those claims or interests.

A.                                    Issuance of New Securities Pursuant to the Plan

With respect to the New Notes and the Noteholder Newco Interests, the Plan Proponents and Noteholder Newco intend to rely upon the exemption from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the equivalent state securities or “blue sky” laws, provided by Section 1145(a)(1) of the Bankruptcy Code.  Generally Section 1145(a)(1) exempts the issuance of securities from the requirements of the Securities Act and the state securities or “blue sky” laws if the following conditions are satisfied: (i) the securities are issued by a debtor, an affiliate participating in a joint plan of reorganization with the debtor, or a successor to the debtor under a plan of reorganization, (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (iii) the securities are issued entirely in exchange for the recipients claim against or interest in the debtor, or are issued “principally” in such exchange and “partly” for cash or property.  The Plan Proponents and Noteholder Newco believe the issuance of the New Notes and the Noteholder Newco Interests pursuant to the Plan will satisfy the aforementioned requirements and therefore is exempt from federal and state securities law, although as discussed in Section B below, under certain circumstances, subsequent transfers of such securities may be subject to registration requirements under such securities laws.

B.                                    Subsequent Transfer of Securities Issued Under the Plan

The New Notes and Noteholder Newco Interests issued pursuant to the Plan may be resold by the holders thereof without restriction unless, as more fully described below, any such holder is deemed to be an “underwriter” with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code.  Generally, Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who (1) purchases a claim or interest in, a bankruptcy case, with a view towards the distribution of any security to be received for such claim or interest, (2) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (3) offers to buy securities issued under a bankruptcy plan from persons receiving such securities if the offer to buy is made with a view towards distribution of such securities, or (4) is an issuer as contemplated by Section 2(11) of the Securities Act.  Although the definition of the term “issuer” appears in Section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(11) of the Securities Act purports to include as “underwriters” all persons, who directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with an issuer of securities.  “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise.  Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities.  Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a “control person.”

The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes.  The Plan Proponents make no representations concerning, and do not hereby provide any opinion or advice with respect to, the securities law and bankruptcy law matters described above.  In light of the complex and subjective interpretive nature of whether a particular recipient of securities under the plan may be deemed to be an “underwriter” within the meaning of section 1145(b)(1) of the bankruptcy code and/or an “affiliate” or “control person” under applicable federal and state securities laws and, consequently, the uncertainty concerning the availability of exemptions from the registration requirements of the securities act and equivalent state securities or “blue sky” laws, the debtors encourage the potential recipients of the New Notes and the Noteholder Newco Interests to consider carefully and consult with his, her, or its own legal advisor(s) with respect to such (and any related) matters.

XIII.                        ADDITIONAL SEC DISCLOSURE

HCS and SCC have filed annual and quarterly reports and other information with the SEC.  The public may read and copy any reports, or other information that is on file with the SEC at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C.  20549.  The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  SEC filings are also available to the public from commercial document retrieval services and at a web site maintained by the SEC at “www.sec.gov.”

XIV.                       CONCLUSION

The Plan provides for an equitable and early distribution to creditors.  The Company believes that any alternative to confirmation of the Plan would result in significant delays,

litigation and costs.  For these reasons, the Company urges you to return your Ballot accepting the Plan.

Dated:             Shreveport, Louisiana

[March      , 2005]

SHREVEPORT CAPITAL CORPORATION

By:	/s/ John Hull
	Name:	John Hull
	Title:	Chairman of the Board, Chief
Executive Officer and President

HOLLYWOOD CASINO SHREVEPORT

By:	HCS I., Inc., as managing general partner

By:	/s/ John Hull
	Name:	John Hull
	Title:	Chairman of the Board, Chief
Executive Officer and President

HCS I, INC.

By:	/s/ John Hull
	Name:	John Hull
	Title:	Chairman of the Board, Chief
Executive Officer and President

HCS II, INC.

By:	/s/ John Hull
	Name:	John Hull
	Title:	Chairman of the Board, Chief
Executive Officer and President

HWCC-LOUISIANA, INC.

By:	/s/ John Hull
	Name:	John Hull
	Title:	Chairman of the Board, Chief
Executive Officer and President

Richard Levin (CA State Bar No. 66578)
Glenn Walter (CA State Bar No. 220015)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Telephone:  (213) 687-5000
Facsimile:   (213) 687-5600

R. Patrick Vance (LA State Bar No. 13008)

Corinne G. Hufft (LA State Bar No. 26892)

JONES, WALKER, WAECHTER, POITEVAENT
CARRORE & DENOGRE, L.L.P.

St Charles Place
201 St. Charles Avenue
New Orleans, LA 70170
Telephone:  (504) 582-8000
Facsimile:    (504) 582-8010

Exhibit A

[The Debtors’ Joint Plan is filed separately with the Clerk of the Bankruptcy Court]

1

Exhibit B

Reorganized HCS Business Plan For First Four Years

[TO BE SUPPLIED]

1

Exhibit C

Valuation

[TO BE SUPPLIED]

1

Exhibit D

Liquidation Analysis

[TO BE SUPPLIED]

1

Exhibit E

Form 10-Q for the fiscal year period ended September 30, 2004

1

Exhibit F

Prepetition Corporate Organization Chart

1

Exhibit G

Post-Effective Date Corporate Organization Chart

1

Exhibit H

Post-Investor Closing Date Organization Chart

1